Exhibit 10.3

RIGHT OF FIRST OFFER AGREEMENT

BY AND BETWEEN

ANTERO RESOURCES CORPORATION

AND

ANTERO MIDSTREAM LLC

DATED AS OF

November 10, 2014

Exhibit A	Conflicting Dedications
Exhibit B	Memorandum of Agreement
Exhibit C	Form of Gas Processing Agreement

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RIGHT OF FIRST OFFER AGREEMENT

This Right of First Offer Agreement (this “Agreement”), dated as of  November 10, 2014 (the “Effective Date”), is by and between ANTERO RESOURCES CORPORATION, a Delaware corporation (“Producer”), and ANTERO MIDSTREAM LLC, a Delaware limited liability company (“Midstream”).  Producer and Midstream may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A.                                    Producer owns Oil and Gas Interests and intends to produce Gas (and/or liquid hydrocarbons) from wells on such Oil and Gas Interests.

B.                                    Producer and Midstream desire that Midstream should have certain rights to provide Services in respect of Producer Gas as set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used in this Agreement shall have the respective meanings given to such terms set forth below.

Accepted Midstream Bid.  As defined in Section 3.2(c).

Accepted Third Party Bid.  As defined in Section 3.2(c).

Acquired Facility. As defined in Section 3.1(a).

Affiliate.  Any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person.  Affiliated shall have the correlative meaning.  The term “control” (including its derivatives and similar terms) shall mean possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.  Notwithstanding the foregoing, any Person shall be deemed to control any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, or if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control.

Agreement.  As defined in the preamble hereof.

Bid. As defined in Section 3.2(a).

Bid Request.  As defined in Section 3.1(a).

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Confidential Information. As defined in Section 6.6(a).

Conflicting Dedication.  Any processing agreement or other commitment or arrangement that would require Services to be provided with respect to Producer Gas by any Person other than Midstream.

Cubic Foot.  The volume of Gas in one cubic foot of space at a standard pressure and temperature base of 14.73 pounds per square inch absolute and 60 degrees Fahrenheit, respectively.

Day.  A period commencing at 10:00 a.m., Eastern Standard Time, on a calendar day and ending at 10:00 a.m., Eastern Standard Time, on the next succeeding calendar day.

Dedication Area.  As defined in Section 3.1(a)(vi).

Delivery Fee. As defined in Section 3.2(a)(iv).

Effective Date.  As defined in the preamble of this Agreement.

Fair Market Value.  With respect to any asset, the price that would be paid by a willing buyer of such asset to a willing seller, as determined by an independent nationally known investment banking firm selected by Midstream and reasonably acceptable to Producer.

Fee.  Any of the Processing Fee, Fractionation Fee, Marketing Fee or Delivery Fee, as the context may require.

Firm Capacity.  The volume of Producer’s Gas that is to be entitled to Services that are accorded the highest priority with respect to capacity allocations, interruptions, or curtailments.

Fractionated Products.  Finished liquid products fractionated from an undifferentiated stream of Plant Products, including ethane, propane, isobutane, normal butane and natural gasoline.

Fractionation Fee. As defined in Section 3.2(a)(iv).

Gas.  Any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons and inert and noncombustible gases, that is extracted from beneath the surface of the earth.

Governmental Authority.  Any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

Marketing Fee. As defined in Section 3.2(a)(iv).

Mcf.  One thousand (1,000) Cubic Feet.

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MMcf.  One million (1,000,000) Cubic Feet.

Midstream.  As defined in the preamble of this Agreement.

Month.  A period commencing at 10:00 a.m., Eastern Standard Time, on the first Day of a calendar month and extending until 10:00 a.m., Eastern Standard Time, on the first Day of the next succeeding calendar month.

New Services. As defined in Section 3.1(a).

Oil and Gas Interests.  Oil and gas leasehold interests and oil and gas mineral fee interests, including working interests, overriding royalty interests, net profits interests, carried interests, and similar rights and interests.

Parties.  As defined in the preamble of this Agreement.

Party.  As defined in the preamble of this Agreement.

Person.  An individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a Governmental Authority.

Plant Products.  Propane, ethane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes plus, any other liquid hydrocarbon product except for a liquefied methane product, or any mixtures thereof, and any incidental methane and incidental ethane included in any such plant products, which are separated, extracted, recovered or condensed, and saved, from Producer Gas.

Processing Agreement.  A gas processing and fractionation agreement in substantially the form set forth in Exhibit C to this Agreement, completed as set forth in Section 3.3(a)(i)(A) or Section 3.4(a).

Processing Fee. As defined in Section 3.2(a)(iii).

Processing Services.  The processing of Producer Gas for the removal of Plant Products and the delivery of the resulting residue Gas and Plant Products to or for the account of Producer.

Producer.  As defined in the preamble of this Agreement.

Producer Gas.  All Gas that Producer has the right to control and deliver for processing.

Services.  (i) The Processing Services; (ii) the fractionation of Plant Products; (iii) the transportation of Plant Products and/or the exchange of Plant Products for Fractionated Products; and (iv) the marketing and delivery of Fractionated Products.

Services Agreement.  Any Processing Agreement or any other agreement entered into in accordance with this Agreement for the provision of any Services.

Third Party Bid. As defined in Section 3.1(c).

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Third Party Bidder. As defined in Section 3.1(c).

Withdrawn Bid Request.  As defined in Section 3.2(c).

ARTICLE 2
DEDICATION

Section 2.1                                   Dedication.  Subject to Section 2.2 through Section 2.4, Producer covenants and commits not to obtain any Services in respect of Producer Gas from any third party.

Section 2.2                                   Conflicting Dedications.  Producer shall have the right to comply with each of the Conflicting Dedications set forth in Exhibit A and any other Conflicting Dedication (a) entered into by a non-Affiliated predecessor-in-interest to Producer that is applicable as of the date of acquisition thereof to any Oil and Gas Interests acquired by Producer or its Affiliates after the Effective Date (but not any entered into in connection with such acquisition) or (b) entered into pursuant to a Third Party Bid in accordance with Section 3.4; provided, however, that Producer shall have the right to comply with Conflicting Dedications only until the first Day of the Month following the termination of such Conflicting Dedication and shall not take any voluntary action (including the exercise of any right to extend) to extend the term of such Conflicting Dedication beyond the minimum term provided for in the document evidencing such Conflicting Dedication.  Producer represents that, except as set forth in Exhibit A, Producer Gas is not as of the Effective Date subject to any Conflicting Dedication. If Producer Gas produced from a well on a well pad is subject to a Conflicting Dedication that Producer has the right to comply with under this Section 2.2, Producer has the right, in complying with such Conflicting Dedication, to deliver all Producer Gas from such well pad in accordance with the Conflicting Dedication, even if all wells on such well pad are not subject to such Conflicting Dedication.

Section 2.3                                   Reservations.  Producer reserves the following rights with respect to Producer Gas for itself and for the operator of the properties covered by Producer’s Oil and Gas Interests:  (a) to operate wells producing Producer Gas as a reasonably prudent operator in its sole discretion, including the right, but never the obligation, to drill new wells, to repair and rework old wells, to renew or extend, in whole or in part, any Oil and Gas Interest, and to cease production from or abandon any well or surrender any such Oil and Gas Interest, in whole or in part, when no longer deemed by Producer to be capable of producing Gas in paying quantities under normal methods of operation; (b) to use Producer Gas for operations (including reservoir pressure maintenance and drilling or fractionation fuel); (c) to deliver or furnish to Producer’s lessors and holders of other existing similar burdens on production such Gas and other production as is required to satisfy the terms of the applicable leases or other applicable instruments; and (d) to pool, communitize, or unitize Producer’s Oil and Gas Interests with respect to Producer Gas, provided that Producer’s share of Gas produced from such pooled, communitized, or unitized Oil and Gas Interests shall be committed and dedicated to this Agreement.

Section 2.4                                   Covenant Running with the Land.  The covenant and commitment made by Producer under this Article 2 is a covenant running with the land. For the avoidance of doubt, in the event Producer sells, transfers, conveys, assigns, grants, or otherwise disposes of any or all

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of its interest in any property covered by any Oil and Gas Interest, then any such sale, transfer, conveyance, assignment, grant, or other disposition shall be expressly subject to this Agreement and any instrument of conveyance shall so state.  Notwithstanding the foregoing, Producer shall be permitted to sell, transfer, convey, assign, grant, or otherwise dispose of any property free of the covenant and commitment made under this Article 2 in a sale or other disposition involving a number of net acres covered by any Oil and Gas Interest that, when added to the total of net acres covered by any Oil and Gas Interest theretofore and, where applicable, simultaneously disposed of free of dedication hereunder pursuant to this Section 2.4, does not exceed the aggregate number of net acres covered by any Oil and Gas Interest acquired by Producer after the Effective Date.  At the request of Midstream, the Parties shall execute and record an amendment to the memorandum of this Agreement previously entered into, as provided in Section 6.16, to reflect any such addition to or release of acreage.

ARTICLE 3
RIGHT OF FIRST OFFER

Section 3.1                                   Bid Request.

(a)                     Subject to Section 2.2 through Section 2.3, if Producer requires any Services in respect of any Producer Gas that are not the subject of a Services Agreement then in effect and are not otherwise already being provided by Midstream (“New Services”), including any such New Services to be provided through any existing facility acquired or proposed to be acquired by Producer (an “Acquired Facility”), Producer shall promptly (and, in the case of the acquisition of any Acquired Facility, on or before the 10th Day after the acquisition of such Acquired Facility) provide notice to Midstream of such desired New Services, which notice (the “Bid Request”) shall include, to the extent applicable:

(i)                                     confirmation that the New Services include all Services with respect to Producer Gas produced from the Dedication Area described in the Bid Request, or a description of any Conflicting Dedication and the Services being excluded from the Bid Request as a result of such Conflicting Dedication;

(ii)                                  a description of the initial required delivery points to which Producer’s residue Gas is to be redelivered to Producer (including any existing delivery points to which residue Gas is to be delivered from the Acquired Facility);

(iii)                               Producer’s required Firm Capacity in MMcf per Day;

(iv)                              in the case of an Acquired Facility, a reasonable description of the Acquired Facility and the price paid or proposed to be paid by Producer for the Acquired Facility, including any liabilities assumed by Producer, and details of any third party contracts for processing at the Acquired Facility;

(v)                                 a description of any new facilities Producer desires, including the capacity thereof;

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(vi)                              a description of the area that will constitute the “Dedication Area” for purposes of any Processing Agreement or other Services Agreement entered into pursuant to such Bid Request with respect to the New Services (the “Dedication Area”);

(vii)                           the Oil and Gas Interests located in the Dedication Area with respect to which the New Services are required, including a description of any existing wells and a proposed development plan for the wells to be drilled on such Oil and Gas Interests during the period of at least 18 Months after such notice, including production forecasts for all such wells; and

(viii)                        if the New Services do not include Processing Services, a form of Services Agreement covering the New Services.

(b)                     Notwithstanding Section 3.1(a), if from time to time any Processing Agreement is in effect, Producer shall not be required to issue a Bid Request in connection with any desired expansion of the Processing Plant (as defined in such Processing Agreement) to provide Increased Capacity (as defined in such Processing Agreement).

(c)                      Concurrently with or following its delivery of a Bid Request to Midstream, Producer may seek bids from third parties (each, a “Third Party Bidder”, and each bid received from a Third Party Bidder a “Third Party Bid”) to provide the New Services set forth in the Bid Request on the same terms and conditions as are set forth in the Bid Request (which, if the New Services include Processing Services, shall be substantially the terms and conditions set forth in the Processing Agreement or, if the New Services do not include Processing Services, shall be substantially the terms and conditions set forth in the form of Services Agreement delivered by Producer with the relevant Bid Request). Any such Third Party Bid shall only be considered if it is received by Producer on or before the 30th Day after Midstream’s receipt of the Bid Request, and only if such Third Party Bid (i) includes itemized fees for each of the New Services that are the subject of the Bid Request, as well as details of all other proposed charges and costs applicable to such Third Party Bid, and (ii) does not propose any changes to the Processing Agreement or proposed form of Services Agreement (as applicable).

Section 3.2                                   Bid; Bid Award.

(a)                     If Midstream desires to provide any or all of the New Services set forth in a Bid Request, Midstream shall deliver a notice on or before the 30th Day after such Bid Request, which notice (the “Bid”) shall include, in each case on the basis that such New Services shall be provided on substantially the terms and conditions set forth in the Processing Agreement or, if the New Services do not include Processing Services, the form of Services Agreement included in the Bid Request:

(i)                                     confirmation as to whether Midstream desires to provide the New Services, including to acquire the Acquired Facility from Producer, or construct and operate the required new facilities, as applicable;

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(ii)                                  in each case, the scope of the New Services Midstream would be willing to provide (upon completion of the acquisition of the Acquired Facility or construction of the new facilities, if applicable);

(iii)                               if the Services Midstream would be willing to provide include Processing Services, Midstream’s proposed processing fee per Mcf (the “Processing Fee”); and

(iv)                              if the Services Midstream would be willing to provide include fractionation services, Midstream’s proposed (A) fractionation fee per gallon of Plant Products to be exchanged for Fractionated Products (the “Fractionation Fee”), (B) delivery fee per gallon of Plant Products (the “Delivery Fee”), and (C) marketing fee per gallon of Plant Products (the “Marketing Fee”).

(b)                                 Producer shall provide copies of all Third Party Bids to Midstream within 5 Days of receipt. On or before the 45th Day after Midstream’s receipt of the Bid Request, Midstream may submit to Producer a revised Bid in respect of all or any portion of the original Bid.

(c)                                  On or before the 60th Day after a Bid Request, Producer shall inform Midstream, with respect to each of the New Services requested in the Bid Request, that (i) it is accepting Midstream’s Bid for such Service (such Bid, as it relates to Services for which such Bid was accepted, an “Accepted Midstream Bid”), (ii) it is accepting a Third Party Bid for such Service on the basis that the Fee proposed in such Third Party Bid for such Service was lower than the Fee proposed in Midstream’s Bid for such Service or on the basis that Midstream did not deliver a Bid or propose a Fee for such Service (such Third Party Bid, as it relates to Services for which such Third Party Bid was accepted, an “Accepted Third Party Bid”), or (iii) it has elected not to acquire such Service and not to carry out such Service itself and is accordingly withdrawing the Bid Request with respect to such Services (such Bid Request, as it relates to Services with respect to which it is being withdrawn, a “Withdrawn Bid Request”).  For purposes of the foregoing, each New Service covered by each Bid and also covered by a Third Party Bid shall be evaluated separately, and awarded separately, based on the Fee for such Service stated in such Bid and such Third Party Bid.

Section 3.3                                   Accepted Bid.

(a)                                 Upon a Bid becoming an Accepted Midstream Bid:

(i)                                     if the Services to which the Accepted Midstream Bid relates include Processing Services:

(A)                               the Parties shall promptly execute and deliver to each other a Processing Agreement in respect of such Services, completed based upon the Accepted Bid, with such changes or modifications as shall be agreed by the Parties, and:

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(1)                                 depending upon the Services the subject of the Accepted Bid: the Processing Fees (as defined in the Processing Agreement) shall be the Processing Fees are set forth in the Accepted Bid (if applicable), the Fractionation Fees (as defined in the Processing Agreement) shall be the Fractionation Fees set forth in the Accepted Bid (if applicable), the Delivery Fees (as defined in the Processing Agreement) shall be the Delivery Fees set forth in the Accepted Bid (if applicable) and the Marketing Fees (as defined in the Processing Agreement) shall be the Marketing Fees set forth in the Accepted Bid (if applicable);

(2)                                 the Dedication Area described in the Bid Request shall be the Dedication Area for purposes of the Processing Agreement;

(3)                                 in the case of a Bid Request relating to an Acquired Facility, the Processing Agreement shall be revised to the extent reasonably necessary to take account of the Services being provided at an existing processing facility rather than a newly-built facility;

(B)                               in the case of a Bid Request relating to an Acquired Facility, Producer shall as soon as reasonably practicable transfer to Midstream the Acquired Facility and all appurtenant equipment and facilities, as well as any third party contracts for Services at such Acquired Facility;

(ii)                                  if the Services to which the Accepted Midstream Bid relates do not include Processing Services, the Parties shall promptly negotiate, execute and deliver to each other a Services Agreement in respect of such Services in the form provided by Producer in the Bid Request, completed based on the Accepted Midstream Bid, with such changes or modifications as shall be agreed by the Parties or, if no such form was required to be provided in the Bid Request, such form as shall be agreed by the Parties.

(b)                     In respect of any Acquired Facility, Producer shall use reasonable efforts to cause the transaction documents for the acquisition thereof to state a separate purchase price (and separately state any assumed liabilities) for such Acquired Facility. If, pursuant to Section 3.3(a), Midstream is to acquire from Producer an Acquired Facility, such acquisition shall be made at the same price at which the Acquired Facility was acquired by Producer, including the assumption of any liabilities with respect thereto assumed by Producer. If the transaction documents for Producer’s acquisition of the Acquired Facility did not state a separate purchase price for the Acquired Facility, the purchase price to be paid by Midstream to Producer for the Acquired Facility shall be equal to the Fair Market Value of the Acquired Facility, and Midstream shall assume all liabilities in respect of the Acquired Facility to the extent arising from the ownership and operation of the Acquired Facility and/or any occurrence from and after the closing of the purchase of the Acquired Facility by Midstream.

Section 3.4                                   Accepted Third Party Bid.  With respect to any Services requested in a Bid Request as to which a Third Party Bid is accepted as provided in Section 3.2(c) above, Producer shall be entitled, for a period of 90 days after such Third Party Bid is accepted, (a) to enter into a Processing Agreement or a Services Agreement in the form provided by Producer in the Bid

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Request (or, if no such form was required to be provided in the Bid Request, such form as shall be agreed by Producer and the Third Party Bidder), in either case completed based on the Accepted Third Party Bid, for Fees that are no more than the Fees proposed in such Accepted Third Party Bid, in which case such Processing Agreement or Services Agreement shall constitute a Conflicting Dedication, and (b) if such Bid Request related to an Acquired Facility, transfer to the Third Party Bidder the Acquired Facility and all appurtenant equipment and facilities, as well as any third party contracts for Services at such Acquired, on the same basis as the Acquired Facility would have been required to be transferred to Midstream pursuant to Section 3.3(b).

Section 3.5                                   Midstream Rights Unaffected.

(a)                                 Any Services covered by any Bid Request (i) with respect to which a Third Party Bid is accepted but with respect to which Producer does not enter into a Processing Agreement or other Services Agreement in accordance with Section 3.4 within the 90-Day period provided for in such section or (ii) that is a Withdrawn Bid Request shall continue to be subject to this Agreement, and, if Producer thereafter desires such Services, it shall comply with the provisions of this Agreement with respect thereto.

(b)                                 If Midstream does not provide a Bid in response to a Bid Request, or provides a Bid (or revised Bid) that does not become an Accepted Bid, the rights of Midstream under this Agreement shall be unaffected, and Producer shall remain obligated to provide a Bid Request in accordance with Section 3.1 if at any time Producer requires any New Services, until termination or expiry of this Agreement in accordance with its terms.

ARTICLE 4
TERM

Section 4.1                                   Term.  This Agreement shall become effective on the Effective Date and, unless terminated earlier by mutual agreement of the Parties, shall continue in effect until the twentieth (20th) anniversary of the Effective Date.

ARTICLE 5
NOTICES

Section 5.1                                   Notices.  Unless otherwise provided herein, any notice, request, invoice, statement, or demand which either Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered (i) when hand delivered, or (ii) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), or (iii) if mailed by United States certified mail, postage prepaid, three (3) Business Days after mailing, or (iv) if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party, or (v) when sent via email; provided, if sent by email after normal business hours or if receipt of a facsimile transmission is confirmed after normal business hours, receipt shall be deemed to be the next Business Day.  Notwithstanding the foregoing, if a Party desires to serve upon the other a notice of default under this Agreement, the delivery of such notice shall be considered effective under this Section 5.1 only if delivered by any method set forth in items (i) through (iv) above.  Any notice shall be

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given to the other Party at the following address, or to such other address as either Party shall designate by written notice to the other:

Producer:                                                                                            ANTERO RESOURCES CORPORATION
1615 Wynkoop Street
Denver, Colorado 80202

Attn: Chief Financial Officer
Phone: (303) 357-7310
Fax Number: (303) 357-7315

With copy to:                                                                      For gas control, nominations & balancing:
Manager of Gas Marketing
Phone: (303) 357-7310
Fax Number: (303) 357-7315

For accounting, financial, and legal:
Controller
Phone: (303) 357-7310
Fax Number: (303) 357-7315

Midstream:                                                                                 ANTERO MIDSTREAM LLC
1615 Wynkoop Street
Denver, Colorado 80202

Attn: Chief Financial Officer
Phone: (303) 357-7310
Fax Number: (303) 357-7315

With copy to:                                                                      For gas control, nominations & balancing:
Manager of Gas Marketing
Phone: (303) 357-7310
Fax Number: (303) 357-7315

For accounting, financial, and legal:
Controller
Phone: (303) 357-7310
Fax Number: (303) 357-7315

ARTICLE 6
MISCELLANEOUS

Section 6.1                                   Rights.  The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

Section 6.2                                   Applicable Laws.  This Agreement is subject to all valid present and future laws, regulations, rules and orders of Governmental Authorities now or hereafter having

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jurisdiction over the Parties, this Agreement, or the services performed or the facilities utilized under this Agreement.

Section 6.3                                   Governing Law; Jurisdiction.

(a)                     This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado without regard to choice of law principles.

(b)                     The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in City and County of Denver, Colorado, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.

Section 6.4                                   Successors and Assigns.

(a)                     This Agreement shall extend to and inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  To the extent any Affiliate of Producer acquires any Oil and Gas Interests of Producer, Producer shall cause such Affiliate to comply with the obligations of Producer under this Agreement in the event such Affiliate requires Services relating to such Oil and Gas Properties.  Except as set forth in Section 6.4(b) and Section 6.4(c), neither Party shall have the right to assign its respective rights and obligations in whole or in part under this Agreement without the prior written consent of the other Party (which such consent shall not be unreasonably withheld, conditioned or delayed), and any assignment or attempted assignment made otherwise than in accordance with this Section 6.4 shall be null and void ab initio.

(b)                     Notwithstanding the foregoing clause (a), Midstream may elect that, rather than Midstream itself, any subsidiary of Midstream may enter into any Processing Agreement or Services Agreement pursuant to this Agreement.

(c)                      Notwithstanding the foregoing clause (a):

(i)                                     Midstream shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Producer to any Person to which all or substantially all of the midstream business of Midstream has been or will be transferred.

(ii)                                  Midstream shall have the right to grant a security interest in this Agreement to a lender or other debt provider (or trustee or agent on behalf of such lender) of Midstream.

(d)                     Upon an assignment by Midstream in accordance with Section 6.4(c)(i) Midstream shall be released from its obligations under this Agreement to the extent of such assignment.

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Section 6.5                                   Severability.  If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (i) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (ii) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (iii) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification.

Section 6.6                                   Confidentiality.

(a)                     Confidentiality.  Except as otherwise provided in this Section 6.6, each Party agrees that it shall maintain all terms and conditions of this Agreement, and all information disclosed to it by the other Party or obtained by it in the performance of this Agreement and relating to the other Party’s business (including all data relating to the production of Producer, including well data, production volumes, volumes gathered, transported, or compressed, and gas quality) (collectively, “Confidential Information”) in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the express written consent of the other Party.

(b)                     Permitted Disclosures.  Notwithstanding Section 6.6(a), disclosures of any Confidential Information may be made by either Party (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a Governmental Authority exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including deposition, subpoena, interrogatory, or request for production of documents); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third person in connection with a proposed sale or other transfer of a Party’s interest in this Agreement, provided such third person agrees in writing to be bound by the terms of this Section 6.6; (v) to its own directors, officers, employees, agents and representatives; (vi) to an Affiliate; (vii) to financial advisors, attorneys, and banks, provided that such Persons are subject to a confidentiality undertaking consistent with this Section 6.6(b), or (viii) to a royalty, overriding royalty, net profits or similar owner burdening Producer Gas, provided such royalty, overriding royalty, net profits or similar owner, agrees in writing to be bound by the terms of this Section 6.6.

(c)                      Notification.  If either Party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 6.6(b)(ii) or (iii), it shall so notify in writing the other Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.

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(d)                     Party Responsibility.  Each Party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives and Affiliates for maintaining the confidentiality commitments of this Section 6.6.

(e)                      Public Announcements.  The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein permitted under this Section 6.6, the Party desiring to make such public announcement or statement shall provide the other Party with a copy of the proposed announcement or statement prior to the intended release date of such announcement.  The other Party shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both such Parties or (ii) in the case of a statement to be made solely by one Party, obtain approval of the other Party to the text of a public announcement or statement.  Nothing contained in this Section 6.6 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent required by applicable law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

(f)                       Survival.  The provisions of this Section 6.6 shall survive any expiration or termination of this Agreement for a period of one (1) year.

Section 6.7                                   Entire Agreement, Amendments and Waiver.  This Agreement, including all exhibits hereto, integrates the entire understanding between the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter.  This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement.  No waiver by either Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided.  No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

Section 6.8                                   Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY DAMAGE CLAIM ASSERTED BY OR AWARDED TO A THIRD PARTY FOR WHICH A PARTY WOULD OTHERWISE BE LIABLE UNDER ANY INDEMNIFICATION PROVISION SET FORTH HEREIN.

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Section 6.9                                   Headings.  The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

Section 6.10                            Rights and Remedies.  Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies and defenses that such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.

Section 6.11                            No Partnership.  Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust, fiduciary or partnership duty, obligation or liability on or with regard to either Party.

Section 6.12                            Rules of Construction.  In construing this Agreement, the following principles shall be followed:

(a)                     no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(b)                     examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(c)                      the word “includes” and its syntactical variants mean “includes, but is not limited to,” “includes without limitation” and corresponding syntactical variant expressions;

(d)                     the plural shall be deemed to include the singular and vice versa, as applicable; and

(e)                      references to Section shall be references to Sections of this Agreement.

Section 6.13                            No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary of this Agreement.

Section 6.14                            Further Assurances.  Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

Section 6.15                            Counterpart Execution.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument.

Section 6.16                            Memorandum of Agreement.  Contemporaneously with the execution of this Agreement, the Parties shall execute, acknowledge, deliver and record a “short form” memorandum of this Agreement in a form substantially similar to Exhibit B, which shall be placed of record in each state and county in which the properties covered by Producer’s Oil and Gas Interests are located, and further memoranda in substantially similar form shall be recorded

14

in additional counties as may be required upon any future acquisition by Producer of Oil and Gas Interests.

(Signature Page Follows)

15

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

ANTERO RESOURCES CORPORATION

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer and Regional Vice President

ANTERO MIDSTREAM LLC

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer and Regional Vice President

Right of First Offer Agreement

Signature Page

EXHIBIT A

Conflicting Dedications

1.                                      Gas Processing Agreement between Producer and MarkWest Liberty Midstream & Resources LLC dated March 31, 2011, as amended through the Effective Date

2.                                      Natural Gas Liquids Exchange Agreement (Sherwood) between Producer and MarkWest Liberty Midstream & Resources dated March 31, 2011, as amended through the Effective Date

3.                                      Gas Processing Agreement between Producer and MarkWest Utica EMG, LLC, dated October 30, 2012, as amended through the Effective Date

4.                                      Natural Gas Liquids Exchange and Marketing Agreement (Seneca) between Producer and MarkWest Utica EMG, LLC, dated October 30, 2012, as amended through the Effective Date

EXHIBIT B

MEMORANDUM OF AGREEMENT

THIS MEMORANDUM OF GAS PROCESSING (RIGHT OF FIRST OFFER) AGREEMENT (this “Memorandum”) is entered into effective [                        ], 2014 (the “Effective Date”), by and between ANTERO RESOURCES CORPORATION (“Producer”), with an address of 1615 Wynkoop Street, Denver, Colorado 80202, and ANTERO MIDSTREAM LLC (“Midstream”), with an address of 1615 Wynkoop Street, Denver, Colorado 80202.

WHEREAS, Producer and Midstream entered into that certain Gas Processing (Right of First Offer) Agreement effective November 10, 2014 (the “Agreement”), pursuant to which Midstream has a right of first offer in respect of the provision of certain gas processing and other services as therein set forth;

WHEREAS, any capitalized term used, but not defined, in this Memorandum shall have the meaning ascribed to such term in the Agreement; and

WHEREAS, the Parties desire to file this Memorandum of record in the real property records of [counties/states], to give notice of the existence of the Agreement and certain provisions contained therein;

NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Notice.  Notice is hereby given of the existence of the Agreement and all of its terms, covenants and conditions to the same extent as if the Agreement was fully set forth herein.  Certain provisions of the Agreement are summarized in Sections 2 through 3 below.

2.                                      Dedication.  Subject to the exceptions, exclusions, and reservations set forth in the Agreement and the other terms and conditions of the Agreement, Producer has covenanted that, other than as permitted by the Agreement, it will not obtain from any third party any processing, fractionation, delivery or marketing services in respect of any Gas that is attributable to any Oil and Gas Interests of Producer or to any property pooled, unitized or communitized with the property covered by such Oil and Gas Interests (the “Oil and Gas Interests”), together with all Gas attributable to third parties that is produced from a well located on the property covered by the Oil and Gas Interests, which Gas Producer has the right to control and deliver for processing (“Producer Gas”), other than as permitted by the Agreement (the foregoing dedication and commitment being herein referred to as the “Dedication”).

3.                                      Covenant Running with the Land.  So long as the Agreement is in effect, the Dedication shall be a covenant running with the land and, subject to the exceptions and reservations set forth in the Agreement, in the event Producer sells, transfers, conveys, assigns, grants, or otherwise disposes of any or all of its interest in the Oil and Gas Interests, then any such sale, transfer, conveyance, assignment, grant, or other disposition shall be expressly subject to this Agreement and any instrument of conveyance shall so state.

4.                                      No Amendment to Agreement.  This Memorandum is executed and recorded solely for the purpose of giving notice and shall not amend nor modify the Agreement in any way.

IN WITNESS WHEREOF, this Memorandum has been signed by or on behalf of each of the Parties as of the Day first above written.

ANTERO MIDSTREAM LLC

By:
Name:
Title:

ANTERO RESOURCES CORPORATION

By:
Name:
Title:

Acknowledgements

STATE OF COLORADO	§
§
CITY AND COUNTY OF DENVER	§

The foregoing instrument was acknowledged before me on the              Day of                 , 2014, by [                        ], [                        ] of Antero Midstream LLC, a Delaware limited liability company, on behalf of said entity.

Notary Public in and for

Printed or Typed Name of Notary

STATE OF COLORADO	§
§
CITY AND COUNTY OF DENVER	§

The foregoing instrument was acknowledged before me on the              Day of               , 2014, by [                        ], [                        ] of Antero Resources Corporation, a Delaware corporation, on behalf of said entity.

Notary Public in and for

Printed or Typed Name of Notary

EXHIBIT C

FORM OF GAS PROCESSING AGREEMENT

GAS PROCESSING AGREEMENT

BY AND BETWEEN

ANTERO RESOURCES CORPORATION

AND

ANTERO MIDSTREAM LLC

DATED AS OF

[                        ]

i

ii

iii

GAS PROCESSING AGREEMENT

This Gas Processing Agreement (this “Agreement”), dated as of [                        ] (the “Effective Date”), is by and between ANTERO RESOURCES CORPORATION, a Delaware corporation (“Producer”), and ANTERO MIDSTREAM LLC, a Delaware limited liability company (“Processor”).  Producer and Processor may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A.                                    Producer owns the Dedicated Properties and intends to produce Gas (and/or liquid hydrocarbons) from wells thereon.

B.                                    [On [                      ], 2014, Producer and Processor entered into an agreement for, among other things, the gathering and compression of Dedicated Gas (the “Gathering Agreement”), pursuant to which Processor agrees to redeliver Dedicated Gas to the delivery points set forth in the Gathering Agreement, which include the Receipt Points hereunder.](1)

C.                                    Producer desires to contract with Processor to provide the Services with respect to Dedicated Gas, and Processor desires to provide the Services to Producer with respect to Dedicated Gas, in each case in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings given to such terms set forth below:

Adequate Assurance of Performance.  As defined in Section 13.6(a).

Additional Processing Facilities.  As defined in Section 3.3.

Affiliate.  Any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person.  Affiliated shall have the correlative meaning.  The term “control” (including its derivatives and similar terms) shall mean possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.  Notwithstanding the foregoing, any Person shall be deemed to control any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, or if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent

(1)  References to the Gathering Agreement will not be needed for any Processing Agreement that relates to Oil and Gas Interests not connected to the gathering system. References have been square bracketed for ease of identification in the event they are to be deleted.

(50%) or more of the voting securities of the specified Person and such Person are under common control.

Agreement.  As defined in the preamble hereof.

Btu.  The amount of heat required to raise the temperature of one pound of pure water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.73 psia.

Business Day.  Any calendar Day that commercial banks in New York City are open for business.

Bypass Gas.  Gas delivered by Producer or by a third party to the Plant Receipt Points that is bypassed around the Processing Plant and is therefore not processed.

Bypass Point.  A point at the Processing Plant where Gas is redirected to bypass the Processing Plant.

Confidential Information.  As defined in Section 18.6(a).

Conflicting Dedication.  Any processing agreement or other commitment or arrangement that would require Dedicated Gas to be processed other than at the Processing Plant [and/or would require the resulting Plant Products to be fractionated other than under this Agreement](2).

Contract Year.  Each of (i) the period from the Processing Effective Date to the last Day of the Month in which the first anniversary of the Processing Effective Date occurs and (ii) each period of twelve (12) Months thereafter.

CPI.  As defined in Section 5.1(b).

Cubic Foot.  The volume of Gas in one cubic foot of space at a standard pressure and temperature base of 14.73 psia and 60 degrees Fahrenheit, respectively.

Day.  A period commencing at 10:00 a.m., Eastern Standard Time, on a calendar day and ending at 10:00 a.m., Eastern Standard Time, on the next succeeding calendar day. Daily shall have the correlative meaning.

Dedicated Gas.  All Gas that is attributable to any Dedicated Property (including all Gas attributable to third parties that is produced from a well located on such Dedicated Property) that Producer has the right to control and deliver for processing and that is produced on or after the Processing Effective Date with respect to such Dedicated Property, except for Gas being produced from the wells identified in Exhibit D.

Dedicated Properties.  All Oil and Gas Interests now owned or hereafter acquired by Producer and located wholly or partly within the Dedication Area or pooled, unitized or communitized with Oil and Gas Interests located wholly or partly within the Dedication Area, provided that Dedicated Properties shall not include any Oil and Gas Interests that are unitized or

(2)  To be deleted if fractionation services are not to be provided under this Agreement.

pooled with the properties of third parties that are not Dedicated Properties if Producer is not the operator of such unit.

Dedication Area.  The Dedication Area set forth in Exhibit E.

[Delivery Fee.  As defined in Section 5.1(a)(iii).]

Delivery Point.  Each point identified in Exhibit A at which Residue Gas allocated to Producer is delivered to a Downstream Pipeline by Processor, and any additional delivery points that, from time to time after the Effective Date, are added at the request of Producer (at Producer’s expense) to permit delivery to Downstream Pipelines.

Design Recoveries.  As defined in Section 3.2(a).

Downstream Pipeline.  Any Gas pipeline or any facilities of any end-user or local distribution company, in each case downstream of the Processing Plant, into which Residue Gas allocated to Producer is delivered.

Effective Date.  As defined in the preamble of this Agreement.

Emissions Charges.  As defined in Section 10.4.

Ethane Nomination. As defined in Section 3.4(a).

Ethane Recovery Mode.  The operation of the Processing Plant in such a way as to maximize the recovery and delivery of ethane from Producer Gas.

Ethane Rejection Mode. The operation of the Processing Plant in such a way as to minimize the recovery and delivery of ethane from Producer Gas, subject to the minimum ethane recovery rate required to meet the then-applicable Residue Gas specifications of the Downstream Pipelines.

Fees.  Together, the Processing Fee, [the Delivery Fee], [the Fractionation Fee] and [the Marketing Fee].

Firm Capacity.  The volume of Producer’s Gas delivered to the Receipt Points that is entitled to Firm Service, as designated in Section 2.5, together with any Increased Capacity that is added to the Firm Capacity in accordance with Section 3.3.

Firm Service.  Services that are accorded the highest priority in the Processing Plant with respect to capacity allocations, interruptions, or curtailments, specifically including (i) the Services provided to Producer hereunder with respect to Producer’s Firm Capacity and (ii) services to any Person for which Processor is contractually obligated to give the highest priority.

Force Majeure.  As defined in Section 14.2.

[Fractionated Products.  Finished liquid products fractionated from the undifferentiated stream of Plant Products extracted in the Processing Plant, including ethane, propane, isobutane, normal butane and natural gasoline.]

[Fractionation Fee.  As defined in Section 5.1(a)(ii).]

Fuel.  Gas and electric power used in the operation of the Processing Plant.

Gallon.  One U.S. gallon, which is equal to 231 cubic inches.

Gas.  Any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons and inert and noncombustible gases, that is extracted from beneath the surface of the earth.

Gas Quality Specifications.  As defined in Section 10.1.

[Gathering Agreement.  As defined in the recitals.]

[Gathering Receipt Point.  Each “Receipt Point” as defined in the Gathering Agreement.]

Gross Heating Value.  The number of Btus produced by the complete combustion in air, at a constant pressure, of one Cubic Foot of Gas when the products of combustion are cooled to the initial temperature of the Gas and air and all water formed by combustion is condensed to the liquid state.

Governmental Authority.  Any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

Imbalance.  As defined in Section 9.3.

Increased Capacity.  As defined in Section 3.3.

Index Price.  For Gas produced from the Marcellus formation in West Virginia, the “Midpoint Average” price published in Platt’s Gas Daily Price Guide for “Columbia Gas/Appalachia”.  For Gas produced from the Utica formation in Ohio, the “Midpoint Average” price published in Platt’s Gas Daily Price Guide for “Texas Eastern M-2 Receipts”.  For other Gas production, an index price determined by Producer and reasonably acceptable to Processor based on where such Gas production is being sold, or, if no appropriate index is available, a price based on a netback calculation determined by Producer and reasonably acceptable to Processor.

Interruptible Gas.  Gas that is accorded the lowest priority in the Processing Plant with respect to capacity allocations, interruptions, or curtailments.  In accordance with Section 7.4, Interruptible Gas will be the first Gas removed from the Processing Plant in the event of an interruption or curtailment.

Interruptible Gas Plant Receipt Points.  As defined in Section 6.3(a).

Lost and Unaccounted For Gas.  Gas received into the Processing Plant that is released or lost through piping, equipment, operations, or measurement losses or inaccuracies or that is vented, flared or lost in connection with the operation of the Processing Plant.

Made Available for Delivery.  In connection with deliveries of Dedicated Gas under this Agreement, Dedicated Gas that meets the Gas Quality Specifications and is unable to be delivered to the applicable point as a result of Processor’s failure to perform its obligations under this Agreement [or the Gathering Agreement].

Maintenance.  As defined in Section 7.3.

[Marketing Fee.  As defined in Section 5.1(a)(iv).]

Mcf.  One thousand (1,000) Cubic Feet.

Measurement Facilities.  Any facility or equipment used to measure the volume of Gas, which may include meter tubes, recording devices, communication equipment, buildings and barriers.

Minimum Processing Volume Commitment.  With respect to each of the first ten Contract Years, a volume of Dedicated Gas per Day, stated in MMcf, equal to 75% of the nameplate processing capacity of the Processing Plant from time to time (without taking into account any limitations to such processing capacity as a result of Maintenance or Force Majeure). If there is any Increased Capacity pursuant to Section 3.3, the Minimum Processing Volume Commitment will be increased by a volume of Dedicated Gas per Day, stated in MMcf, equal to 75% of such Increased Capacity with respect to the period from the date the Additional Processing Facilities are first placed in service by Processor through the end of the Contract Year in which such Additional Processing Facilities were placed in service and with respect to each of the ten following Contract Years.

MMBtu.  One million (1,000,000) Btus.

MMcf.  One million (1,000,000) Cubic Feet.

Monitoring Services Provider.  As defined in Section 11.9(a).

Month.  A period commencing at 10:00 a.m., Eastern Standard Time, on the first Day of a calendar month and extending until 10:00 a.m., Eastern Standard Time, on the first Day of the next succeeding calendar month.  Monthly shall have the correlative meaning.

[Net Sales Price.  A price per gallon of each individual Fractionated Product exchanged for Plant Products allocated to Producer in accordance with this Agreement, which shall be the weighted average net price per gallon received by Processor for the total volume of each individual Fractionated Product sold to third parties who are not Affiliates of Processor during the relevant Month at the Fractionation Plant.  To determine the Net Sales Price, Processor shall deduct from the actual gross sales prices of such Fractionated Products the out-of-pocket costs and expenses related to the Services provided under this Agreement in respect of the fractionation, transportation and sale of such Fractionated Products, including fuel, tank car rentals, Taxes (excluding income taxes), offsite storage, and other costs and expenses, in each case, paid to any Person on arm’s length terms (or, in the case of Taxes, to a taxing authority pursuant to applicable law), to determine a net price (FOB the Processing Plant or netted back to the Processing Plant, as applicable) for such sale.]

Nomination.  As defined in Section 9.2.

Oil and Gas Interests.  Oil and gas leasehold interests and oil and gas mineral fee interests, including working interests, overriding royalty interests, net profits interests, carried interests, and similar rights and interests.

Parties.  As defined in the preamble of this Agreement.

Party.  As defined in the preamble of this Agreement.

Person.  An individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a Governmental Authority.

Plant Delivery Point.  Each point at which Processor redelivers Residue Gas from the Processing Plant to or for the account of customers, including the Delivery Points.

Plant Products.  Propane, ethane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes plus, any other liquid hydrocarbon product except for a liquefied methane product, or any mixtures thereof, and any incidental methane and incidental ethane included in any Plant Products, which are separated, extracted, recovered or condensed, and saved, from Gas processed in the Processing Plant.

Plant Products Delivery Point.  [The point at or downstream of the Processing Plant at which Plant Products are delivered to Producer] OR [The point downstream of any de-ethanizer or fractionation plant at which Fractionated Products are redelivered to Processor immediately prior to such Fractionated Products being delivered to the purchaser thereof](3).

Plant Receipt Point.  Each point where Gas first enters the Processing Plant, including the Receipt Points.

Plant Site.  As defined in Section 3.2(c).

Processing Effective Date.  The date on which the Processing Plant has been constructed and made operational and is capable of operating at the design capacity and Design Recoveries specified in Section 3.2(a).

Processing Fee.  As defined in Section 5.1(a)(i).

(3)  The appropriate definition will depend upon whether or not fractionation services are to be provided under this Agreement.

Processing Plant. The Gas processing facilities to be installed and constructed by Processor at the Plant Site, including, to the extent installed, cryogenic, refrigeration and chilling equipment, absorption vessels, product separation and fractionation vessels, product storage vessels, associated condensing, heating, compressing, pumping, conveying, dehydration and other equipment, instrumentation, and recompression and refrigeration compression facilities, and all related structures; the Residue Gas pipelines to the Plant Delivery Points and the associated interconnections; and all easements, rights-of-way, and other property rights on which any of the foregoing facilities are located; in each case wherever located.

Processor.  As defined in the preamble of this Agreement.

Producer.  As defined in the preamble of this Agreement.

Producer Gas.  Dedicated Gas delivered to the Receipt Points pursuant to this Agreement.

Producer Plant Products.  That portion of the Plant Products allocated to the Producer in accordance with Section 6.4.

Producer Residue Gas.  Residue Gas allocated to Producer under this Agreement.

Producer’s GHG Emissions.  As defined in Section 10.4.

psia.  Pounds per square inch, absolute.

psig.  Pounds per square inch, gauge.

Receipt Point.  The inlet flange of Processor’s facilities at each point at the Processing Plant where Producer[, Processor (in its capacity as Gatherer under the Gathering Agreement)] or a third party gathering Producer’s Gas delivers Producer’s Gas to the Processing Plant.

Remote Monitoring Data.  As defined in Section 11.9(a).

Required Processing Effective Date.  As defined in Section 3.2(d).

Residue Gas.  That portion of the Gas delivered to the Plant Receipt Points that remains after processing at the Processing Plant (if processed) and after Fuel and Lost and Unaccounted For Gas, including Bypass Gas.

Services.  As defined in Section 3.1.

Shortfall Period.  As defined in Section 2.5.

Taxes.  All gross production, severance, conservation, ad valorem and similar or other taxes measured by or based upon production, together with all taxes on the right or privilege of ownership of Gas, or upon the Services, including gathering, transportation, handling, transmission, compression, processing, treating, conditioning, distribution, sale, use, receipt, delivery or redelivery of Gas, Residue Gas or Plant Products, including, without limitation, gross receipts taxes, and including all of the foregoing now existing or in the future imposed or promulgated.

Theoretical Gallons.  The number of Gallons of Plant Products in Gas at any particular point determined by Processor using generally-accepted industry standards utilizing chromatograph analysis taken on Gas samples from the relevant point.

Thermal Content.  For Gas, the product of (i) a volume of Gas in Cubic Feet and (ii) the Gross Heating Value of such Gas, as expressed in MMBtus.  For [any Plant Product] OR [Plant Products], the product of (i) a volume of [such Plant Product] OR [the Plant Products] in Gallons and (ii) the Gross Heating Value per Gallon determined in accordance with the GPA 2145-09 Table of Physical Properties for Hydrocarbons and GPA 8173 Method for Converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes, in each case as revised from time to time.

Third Party Gas.  Gas produced by Persons other than Producer and not considered Dedicated Gas hereunder.

Water Services Agreement.  That certain water services agreement dated [              ] made by and between Producer and Processor.

ARTICLE 2
PRODUCER COMMITMENTS

Section 2.1                                   Producer’s Dedication.  Subject to Section 2.2 through Section 2.4, (a) Producer exclusively dedicates and commits to deliver to Processor, as and when produced, all Dedicated Gas, up to the amount of Producer’s then-current Firm Capacity, for processing under this Agreement[, including the fractionation and marketing of the Plant Products extracted from such Dedicated Gas,] and (b) Producer agrees not to deliver any Dedicated Gas to any processing plant other than the Processing Plant.

Section 2.2                                   Conflicting Dedications.  Producer shall have the right to comply with each of the Conflicting Dedications set forth in Exhibit B hereto and any other Conflicting Dedication entered into by a non-Affiliated predecessor in interest to Producer that is applicable as of the date of acquisition thereof to any Dedicated Property acquired after the Effective Date (but not any entered into in connection with such acquisition); provided, however, that Producer shall have the right to comply with Conflicting Dedications only until the first Day of the Month following the termination of such Conflicting Dedication and shall not take any voluntary action (including the exercise of any right to extend) to extend the term of such Conflicting Dedication beyond the minimum term provided for in the document evidencing such Conflicting Dedication.  Producer represents that, except as set forth in Exhibit B, Dedicated Gas is not as of the Effective Date subject to any Conflicting Dedication. If Dedicated Gas produced from a well on a well pad is subject to a Conflicting Dedication that Producer has the right to comply with under this Section 2.2, Producer has the right, in complying with such Conflicting Dedication, to deliver all Dedicated Gas from such well pad in accordance with the Conflicting Dedication, even if all wells on such well pad are not subject to such Conflicting Dedication.

Section 2.3                                   Producer’s Reservations.  Producer reserves the following rights with respect to Dedicated Gas for itself and for the operator of the relevant Dedicated Properties:  (a) to operate wells producing Dedicated Gas as a reasonably prudent operator in its sole discretion, including the right, but never the obligation, to drill new wells, to repair and rework old wells, to renew or extend, in whole or in part, any Oil and Gas Interest covering any of the Dedicated Properties, and to cease production from or abandon any well or surrender any such Oil and Gas Interest, in whole or in part, when no longer deemed by Producer to be capable of producing Gas in paying quantities under normal methods of operation; (b) to use Dedicated Gas for operations (including reservoir pressure maintenance and drilling or fractionation fuel); (c) to deliver or furnish to Producer’s lessors and holders of other existing similar burdens on production such Gas and other production as is required to satisfy the terms of the applicable leases or other applicable instruments; and (d) to pool, communitize, or unitize Producer’s Oil and Gas Interests with respect to Dedicated Gas, provided that the Producer’s share of Gas produced from such pooled, communitized, or unitized Oil and Gas Interests shall be committed and dedicated to this Agreement.

Section 2.4                                   Covenant Running with the Land.  The dedication and commitment made by Producer under this Article 2 is a covenant running with the land. For the avoidance of doubt and in addition to that which is provided in Section 18.4, in the event Producer sells, transfers, conveys, assigns, grants, or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant, or other disposition shall be expressly subject to this Agreement and any instrument of conveyance shall so state.  Notwithstanding the foregoing, Producer shall be permitted to sell, transfer, convey, assign, grant, or otherwise dispose of Dedicated Properties free of the dedication hereunder in a sale or other disposition in which a number of net acres of Dedicated Properties that, when added to the total of net acres of Dedicated Properties theretofore and, where applicable, simultaneously disposed of free of dedication hereunder pursuant to this Section 2.4, does not exceed the aggregate number of net acres of Dedicated Properties acquired by Producer after the Effective Date, including in a transaction in which Dedicated Properties are exchanged for other properties located in the Dedication Area that would be subject to dedication hereunder. At the request of Processor, the Parties shall execute and record an amendment to the memorandum of this Agreement previously entered into, as provided in Section 18.16, to reflect additions to the Dedicated Properties.

Section 2.5                                   Firm Capacity.  As of the Processing Effective Date, Producer shall have Firm Capacity of [        ] MMcf per Day.  If, during any period of six (6) consecutive Months at any time after the Processing Effective Date, Producer fails to deliver to the Receipt Points, on average during such six (6) Month period (the “Shortfall Period”), a volume of Producer Gas per Day equal to at least [75]% of Producer’s then-effective Firm Capacity, then Producer’s Firm Capacity shall be reduced by the amount by which Producer’s Firm Capacity exceeds the volume per Day, on average in the relevant Shortfall Period, of Producer Gas delivered to the Receipt Points.  Such reduction shall remain effective for the remainder of the term of this Agreement, subject to any subsequent reductions pursuant to this Section 2.6. [Notwithstanding the foregoing provisions of this Section 2.5, the Firm Capacity of Producer shall not be reduced pursuant to this Section 2.5 to the extent that such reduction would cause the Firm Capacity of Producer to fall below (i) [125]% of the Minimum Processing Volume Commitment applicable from time to time, if any or (ii) if no Minimum Processing Volume Commitment is applicable at the relevant time, [110]% of average Daily deliveries of Producer Gas delivered hereunder during the applicable Shortfall Period.]

ARTICLE 3
SERVICES

Section 3.1                                   Processor Service Commitment.  Subject to and in accordance with the terms and conditions of this Agreement, Processor commits to providing the following services (collectively, the “Services”) to Producer, commencing on the Processing Effective Date:

(a)                                 receive, or cause to be received, from or for the account of Producer, at the Receipt Points, all Dedicated Gas tendered by Producer;

(b)                                 either process such Dedicated Gas at the Processing Plant or, as permitted by Section 7.6 or Section 10.2, bypass such Dedicated Gas around the Processing Plant and, in either case, redeliver Residue Gas to Producer, or for Producer’s account, at the Delivery Points nominated by Producer in accordance with Section 9.2;

(c)                                  [deliver to Producer the Plant Products at the Plant Products Delivery Point] OR [exchange the unfractionated Plant Products available at the tailgate of the Processing Plant for Fractionated Products allocated to Producer at the Plant Products Delivery Point in accordance with Section 3.5; and](4)

(d)                                 [market such Fractionated Products for the account of Producer, deliver Fractionated Products exchanged in accordance with paragraph (c) above to the purchaser thereof at the Plant Products Delivery Point, and pay Producer the net sales proceeds of such Fractionated Products, in each case in accordance with Section 3.5].

Section 3.2                                   Processing Plant.  Processor hereby agrees as follows with respect to the Processing Plant.

(a)                                 Processor shall design, engineer, procure, construct and install the Processing Plant, or shall procure the same, and shall use commercially reasonable efforts to construct and install the Processing Plant as soon as is practicable under the circumstances that, from time to time, may exist.  After the Processing Effective Date, the Processing Plant will have processing capacity of at least [        ] MMcf per day with design recoveries (“Design Recoveries”) as follows:

Design Plant Recovery	When Operating in Ethane Rejection Mode	When Operating in Ethane Recovery Mode
Helium	0.0%	0.0%
CO2 - Carbon Dioxide	0.0%	0.0%
N2 - Nitrogen	0.0%	0.0%
H2S - Hydrogen Sulfide	0.0%	0.0%
C1 - Methane	0.0%	0.0%
C2 - Ethane	2.0%	85.0%
C3 - Propane	90.0%	98.0%
IC4 - Isobutane	98.0%	99.5%
NC4 - Normal Butane	99.5%	99.8%
C5+ - Natural Gasoline	99.9%	99.9%

(4)  The appropriate description will depend upon whether or not fractionation services are to be provided under this Agreement.

(b)                                 The Processing Plant shall include the installation, at Processor’s cost, of a residue gas pipeline for redelivery of the Residue Gas to the Delivery Points set forth on Exhibit A attached hereto.

(c)                                  The Processing Plant will be constructed at a site to be determined by Processor that is reasonably acceptable to Producer (the “Plant Site”).  The Plant Site may be acquired in fee or under a site lease or other form of interest as is reasonably acceptable to Processor.  The Plant Site will reserve in favor of Producer, for the use of Producer and its contractors [(including the Gatherer under the Gathering Agreement)] and their respective successors and assigns, appropriate fee parcels, easements or other surface and underground rights sufficient for Producer and such contractors to construct, locate, and operate the inlet facilities required for the delivery of Producer’s Gas to the Processing Plant at the Receipt Points, including, but not limited to, inlet slug catchers, pig receivers, and compression facilities.

(d)                                 If the Processing Effective Date has not occurred by the end of twenty-one (21) months after the Effective Date (the “Required Processing Effective Date”), and such delay is not due to Force Majeure, then after the Processing Effective Date occurs, Processor will not charge Producer any of the Fees for a number of Days equal to the number of Days following the Required Processing Effective Date until the Processing Effective Date, but only with respect to those volumes of Producer’s Gas up to its Firm Capacity that were not processed at the Processing Plant as Interruptible Gas during such delay period.  The remedy described above shall be Producer’s sole and exclusive remedy for any such delay.

Section 3.3                                   Expansion of Processing Plant.  If Producer determines at any time or from time to time that it requires capacity at the Processing Plant in excess of its then-existing Firm Capacity (“Increased Capacity”), Producer will provide written notice to Processor of its Increased Capacity requirements at least eighteen (18) months in advance.  Producer shall reasonably demonstrate to Processor Producer’s drilling plans to support the amount of Increased Capacity.  If Processor desires to provide such Increased Capacity on the terms and conditions set forth in this Agreement, Processor will notify Producer that it will so provide such Increased Capacity on or before the 60th Day after Producer’s notice of such Increased Capacity, and Processor will design the expanded or new processing facilities at the Processing Plant (“Additional Processing Facilities”) to meet Producer’s Increased Capacity requirements.  Following the completion of the Additional Processing Facilities, Producer will have Firm Capacity in respect of the Increased Capacity in such Additional Processing Facilities so requested by Producer pursuant to this Section 3.3.  If Processor does not notify Producer, on or before the 60th Day after Producer’s notice to Processor of Producer’s Increased Capacity requirements, that Processor will provide such Increased Capacity on the terms and conditions set forth in this Agreement, Dedicated Gas up to a Daily volume equal to such Increased Capacity shall be released from Producer’s commitments under Article 2, and Producer shall be free to commit and deliver such volume of Dedicated Gas to a third party for processing, fractionation, and marketing. If the Additional Processing Facilities are not completed by the end of eighteen (18) months after the notice provided by Producer of its Increased Capacity Requirements, and such delay is not due to Force Majeure, then after the Additional Processing Facilities are completed, Processor will not charge Producer any of the Fees for a number of Days equal to the number of Days of such delay, but only with respect to those volumes of Producer’s Gas up to its Firm Capacity that were not processed at the Processing Plant as Interruptible Gas during such delay period.  The remedy described above shall be Producer’s sole and exclusive remedy for any such delay.

Section 3.4                                   Ethane Nomination.  From the Processing Effective Date:

(a)                                 At least one (1) Business Day prior to the date on which any ethane pipeline or other receiving transporter or purchaser requires monthly nominations to be submitted in respect of a Month, Producer shall provide written notice to Processor (each, an “Ethane Nomination”), which shall either (x) direct Processor to operate the Processing Plant in Ethane Recovery Mode during such Month or (y) direct Processor to operate the Processing Plant in Ethane Rejection Mode during such Month.

(b)                                 If Producer fails to deliver an Ethane Nomination within the time required, Producer shall be deemed to have delivered an Ethane Nomination directing Processor to operate the Processing Plant in Ethane Rejection Mode.

(c)                                  Despite an Ethane Nomination directing Processor to operate the Processing Plant in Ethane Recovery Mode, Processor may instead continue to operate the Processing Plant in Ethane Rejection Mode and deliver to Producer the volume of ethane that would have been allocable to Producer had the Processing Plant been operated in Ethane Recovery Mode.  Such ethane shall be delivered by Processor from other sources or supplies of ethane in lieu of recovering the ethane from Producer’s Gas.  In the case where an Ethane Nomination requires Ethane Recovery Mode and Processor continues to operate in Ethane Rejection Mode, during such period Producer shall be allocated Plant Products (other than ethane) on the basis of the Design Recoveries for operating in Ethane Recovery Mode, and the allocation of Residue Gas to Producer shall be determined taking into account the Thermal Content resulting from the application of such Design Recoveries.

Section 3.5                                   [Exchange and Marketing of Fractionated Plant Products.]

(a)                                 [Subject to and in accordance with the terms and conditions of this Agreement, commencing on the Processing Effective Date, Processor (i) shall exchange all Plant Products allocated to Producer in accordance with Article 6 for Fractionated Products based on the volume and composition of Plant Products allocated to Producer in accordance with Article 6, (ii) shall market, as Producer’s agent, such Fractionated Products in accordance with the terms of this Section 3.5, and (iii) shall pay Producer, in respect of each Month, one hundred percent (100%) of the Net Sales Price for such Fractionated Products multiplied by the number of Gallons of Fractionated Products sold during such Month.  Producer hereby designates Processor as its agent for the purpose of marketing, selling and transporting for sale the Fractionated Products.

(b)                                 If for any reason at any time Processor is unable to fully exchange Fractionated Products for all the Plant Products allocated to Producer in accordance with Article 6, then any products delivered at the Plant Products Delivery Point that do not constitute Fractionated Products will be marketed and sold in accordance with this Agreement and consistent with the provisions governing the marketing and sale of Fractionated Products; provided that, Processor shall use commercially reasonable efforts, taking into account the additional costs of storing, transporting and/or fractionating such other products and the then-current differential between market prices of the individual components thereof and the sale of such products as a mixed stream of natural gas liquids, to utilize substitute means of fractionating the Plant Products allocated to Producer for the ultimate sale of components thereof or store any such other products exchanged therefor until fractionation is possible.]

ARTICLE 4
TERM

Section 4.1                                   Term.  This Agreement shall become effective on the Effective Date and, unless terminated earlier by mutual agreement of the Parties, shall continue in effect until the twentieth (20th) anniversary of the Effective Date and from year to year thereafter (with the initial term of this Agreement deemed extended for each of any such additional year) until such time as this Agreement is terminated, effective upon an anniversary of the Effective Date, by notice from either Party to the other Party on or before the one hundred eightieth (180th) Day prior to such anniversary.

ARTICLE 5
FEES AND CONSIDERATION

Section 5.1                                   Fees.

(a)                                 Subject to the other provisions of this Agreement, including Section 5.1(d), and commencing on the Processing Effective Date, Producer shall pay Processor in respect of each Month (or partial Month) from and after the Processing Effective Date in accordance with the terms of this Agreement, for all Services provided by Processor under this Agreement during such period, an amount equal to the sum of the following:

(i)                                     The product of (A) the aggregate volume of Gas, stated in Mcf, received by Processor from Producer or for Producer’s account at each Receipt Point during such period (excluding Bypass Gas) multiplied by (B) $[        ] (as may be increased or decreased in accordance with Section 5.1(b), the “Processing Fee”);

(ii)                                  [The product of (A) the aggregate volume of Producer Plant Products, stated in Gallons, allocated to Producer under this Agreement with respect to such period multiplied by (B) $[        ] (as may be increased or decreased in accordance with Section 5.1(b), the “Fractionation Fee”);]

(iii)                               [The product of (A) the aggregate volume of Producer Plant Products, stated in Gallons, allocated to Producer under this Agreement with respect to such period multiplied by (B) $[        ] (as may be increased or decreased in accordance with Section 5.1(b), the “Delivery Fee”); and]

(iv)                              [The product of (A) the aggregate volume of Producer Plant Products, stated in Gallons, sold by Processor on behalf of Producer under this Agreement during such period multiplied by (B) $[        ] (as may be increased or decreased in accordance with Section 5.1(b), the “Marketing Fee”)].

(b)                                 After each of the first five (5) Contract Years, one hundred percent (100%), and after the sixth (6th) Contract Year and each Contract Year thereafter, fifty-five percent (55%), of each of the Fees shall be adjusted up or down on an annual basis in proportion to the percentage change, from the preceding year, in the All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100, as published by the United States Department of Labor, Bureau of Labor Statistics (“CPI”). Such adjustment shall be made effective upon the first Day of the relevant Contract Year, and shall reflect the percentage change in the CPI as it existed for June of the preceding Contract Year from the CPI for the second immediately preceding June; provided, however, that the Fees shall never be less than the initial fees stated in Section 5.1(a); nor shall any Fees be increased or decreased by more than 3% in any given Contract Year.

(c)                                  Subject to the other provisions of this Agreement, including Section 5.1(d), Producer shall pay Processor the actual cost of electricity used as Fuel and allocated to Producer in accordance with Section 6.2.

(d)                                 Notwithstanding the foregoing provisions of this Section 5.1, regardless of whether Producer utilize any portion of its Firm Capacity, with respect to any Contract Year in which there is a Minimum Processing Volume Commitment, Producer shall pay to Processor, on or before the 30th Day after receipt of Processor’s invoice therefor (which shall be delivered not more than sixty (60) Days after the end of the relevant Contract Year), an amount equal to the excess, if any, of:

(i)                                     the sum of (A) the Minimum Processing Volume Commitment for such Contract Year multiplied by the Processing Fee for such Contract Year[, plus (B) the sum of the Fractionation Fee, the Delivery Fee, and the Marketing Fee that Processor would earn on the volumes of Plant Products extracted from the Minimum Processing Volume Commitment for such Contract Year, based on the Design Recoveries] over

(ii)                                  the sum of (X) the aggregate amount of Fees paid with respect such Contract Year and (Y) the sum of (1) the product of the Processing Fee in effect for such Contract Year multiplied by the aggregate of the volumes of Dedicated Gas, stated in Mcf, Made Available for Delivery by Producer at each Receipt Point during such Contract Year[, plus (2) the Fractionation Fee, the Delivery Fee, and the Marketing Fee that Processor would have earned on the volumes of Plant Products extracted from the volumes of Dedicated Gas so Made Available for Delivery, based on Design Recoveries].

ARTICLE 6
ALLOCATIONS

The allocations set forth in this Article 6 shall be made by Processor on a Monthly basis.

Section 6.1                                   Allocation of Lost and Unaccounted For Gas.

(a)                                 Total Lost and Unaccounted For Gas with respect to the Processing Plant in respect of each Month shall be determined by subtracting from the total Thermal Content of Gas received at all Plant Receipt Points during such Month the sum of (i) the Thermal Content of Residue Gas actually delivered to all Plant Delivery Points during such Month, (ii) the Thermal Content of Plant Products actually delivered to the Plant Products Delivery Point during such Month, and (iii) the Thermal Content of Gas used for Fuel at the Processing Plant, if any, during such Month.

(b)                                 Thermal Content of Lost and Unaccounted For Gas shall be allocated to each Plant Receipt Point on a pro rata basis, based upon a fraction, the numerator of which is the total Thermal Content of Gas measured at such Plant Receipt Point during the relevant Month (less all Bypass Gas attributable to such Plant Receipt Point), and the denominator of which is the total Thermal Content of Gas measured at all Plant Receipt Points (less the total of all Bypass Gas) during such Month.

(c)                                  [Thermal Content of Lost and Unaccounted For Gas that has been allocated to a Receipt Point in accordance with paragraph (b) above shall be allocated to each Gathering Receipt Point on a pro rata basis, based on a fraction, the numerator of which is the total Thermal Content of Gas measured at such Gathering Receipt Point during the relevant Month, and the denominator of which is the total Thermal Content of Gas measured at all Gathering Receipt Points during such Month.]

Section 6.2                                   Allocation of Fuel.

(a)                                 Total Fuel shall be determined based on actual measurements of Fuel consumption.

(b)                                 Fuel (including Gas used as Fuel and the cost of electricity used as Fuel) shall be allocated to each Plant Receipt Point on a pro rata basis, based upon a fraction, the numerator of which is the total volume of Gas (in Mcf) measured at such Plant Receipt Point during the relevant Month (less all Bypass Gas attributable to such Plant Receipt Point), and the denominator of which is the total volume of Gas (in Mcf) measured at all Plant Receipt Points (less the total of all Bypass Gas) during such Month.

(c)                                  [Fuel that has been allocated to a Receipt Point in accordance with paragraph (b) above shall be allocated to each Gathering Receipt Point on a pro rata basis, based on a fraction, the numerator of which is the total volume of Gas (in Mcf) measured at such Gathering Receipt Point during the relevant Month, and the denominator of which is the total volume of Gas (in Mcf) measured at all Gathering Receipt Points during such Month.]

Section 6.3                                   Allocation of Bypass Gas.  Thermal Content of Bypass Gas bypassed at any Bypass Point during a Month shall be allocated to each Plant Receipt Point upstream of the relevant Bypass Point as follows:

(a)                                 First, by allocation on a pro rata basis among all Plant Receipt Points (upstream of the relevant Bypass Point) at which Interruptible Gas was delivered (together, the “Interruptible Gas Plant Receipt Points”) during the relevant Month (based on a fraction, the numerator of which is the Thermal Content of Gas received at the relevant Interruptible Gas

Plant Receipt Point during the relevant Month, and the denominator of which is the Thermal Content of all Gas delivered at all Interruptible Gas Plant Receipt Points during such Month), to a maximum amount (in Thermal Content) for each such Interruptible Gas Receipt Point equal to the Thermal Content of the total Interruptible Gas received at such Interruptible Gas Plant Receipt Point during such Month.

(b)                                 Secondly, to the extent of any remaining Bypass Gas after the allocation set forth in paragraph (a) above, on a pro rata basis among all Plant Receipt Points (upstream of the relevant Bypass Point) at which any Gas was delivered during the relevant Month (based on a fraction, the numerator of which is the Thermal Content of Gas received at the relevant Plant Receipt Point during the relevant Month, and the denominator of which is the Thermal Content of all Gas delivered at all Plant Receipt Points upstream of the relevant Bypass Point during such Month), to a maximum amount (in Thermal Content) for each such Plant Receipt Point equal to the total Thermal Content of all Gas entitled to Firm Service that was received at such Plant Receipt Point during such Month.

(c)                                  [Thermal Content of Bypass Gas that has been allocated to a Receipt Point in accordance with paragraphs (a) and (b) above shall be allocated to each Gathering Receipt Point on a pro rata basis, based on a fraction, the numerator of which is the Thermal Content of Gas measured at such Gathering Receipt Point during the relevant Month, and the denominator of which is the total Thermal Content of Gas measured at all Gathering Receipt Points during such Month.]

Section 6.4                                   Allocation of Plant Products.

(a)                                 The volume (in Gallons) of [each Plant Product] OR [the Plant Products](5) at the Plant Products Delivery Point shall be allocated to each Plant Receipt Point on a pro rata basis, based on a fraction, the numerator of which is the Theoretical Gallons of the [relevant Plant Product] OR [Plant Products] contained in the Gas received at such Plant Receipt Point during the relevant Month (such Gas measurement being calculated minus any Bypass Gas, Fuel and Lost and Unaccounted For Gas allocated to such Plant Receipt Point in accordance with this Agreement), and the denominator of which is the Theoretical Gallons of the [relevant Plant Product] OR [Plant Products] contained in the Gas received at all Plant Receipt Points during such Month (such Gas measurement being calculated minus any Bypass Gas, Fuel and Lost and Unaccounted For Gas allocated to such Plant Receipt Point in accordance with this Agreement).

(b)                                 [The volume (in Gallons) of [each Plant Product] OR [the Plant Products] that has been allocated to a Receipt Point in accordance with paragraph (a) above shall be allocated to each Gathering Receipt Point on a pro rata basis, based on a fraction, the numerator of which is the Theoretical Gallons of the [relevant Plant Product] OR [Plant Products] contained in the Gas measured at such Gathering Receipt Point during the relevant Month (less the volume of fuel and lost and unaccounted for Gas allocated to such Gathering Receipt Point in accordance with the Gathering Agreement in respect of such Month), and the denominator of which is the Theoretical Gallons of the [relevant Plant Product] OR [Plant Products] contained in the Gas

(5)  The appropriate wording will depend on whether Processor is to provide fractionation services under this Agreement.

measured at all Gathering Receipt Points during the relevant Month (less the volume of all fuel and lost and unaccounted for Gas allocated to all Gathering Receipt Points in accordance with the Gathering Agreement).]

Section 6.5                                   Allocation of Residue Gas.

(a)                                 Thermal Content of Residue Gas available for redelivery at the Delivery Points shall be allocated to each Plant Receipt Point on a pro rata basis, based on a fraction, the numerator of which is the Thermal Content of the Gas received at such Plant Receipt Point during the relevant Month (less the Thermal Content of the Bypass Gas, Plant Products, Fuel and Lost and Unaccounted For Gas allocated to such Plant Receipt Point in accordance with this Agreement), and the denominator of which is the Thermal Content of all Gas delivered at all Plant Receipt Points during such Month (less the Thermal Content of all Bypass Gas, Plant Products, Fuel and Lost and Unaccounted For Gas in respect of such Month).

(b)                                 [Thermal Content of Residue Gas that has been allocated to a Receipt Point in accordance with paragraph (a) above shall be allocated to each Gathering Receipt Point on a pro rata basis, based on a fraction, the numerator of which is the Thermal Content of Gas measured at such Gathering Receipt Point during the relevant Month (less the Thermal Content of fuel and lost and unaccounted for Gas allocated to such Gathering Receipt Point in accordance with the Gathering Agreement in respect of such Month), and the denominator of which is the total Thermal Content of Gas measured at all Gathering Receipt Points during such Month (less the Thermal Content of all fuel and lost and unaccounted for Gas allocated to all Gathering Receipt Points in accordance with the Gathering Agreement).]

Section 6.6                                   [Gathering System Measurement Information].  [Producer shall direct the gatherer under the Gathering Agreement to provide to Processor such measurement and allocation information as Processor may request to permit Processor to allocate Lost and Unaccounted For Gas, Fuel, Residue Gas, Bypass Gas and Plant Products to the Gathering Receipt Points in accordance with this Section 6.6.]

ARTICLE 7
CERTAIN RIGHTS AND OBLIGATIONS OF PARTIES

Section 7.1                                   Processing Rights.  Producer shall cause the Producer Gas delivered to the Processing Plant not to have been, before delivery, processed for the extraction of Plant Products and other valuable components.  Nothing in this Section 7.1 shall limit the right of Producer or any other Person to dehydrate Gas or to treat Gas for the removal of carbon dioxide or hydrogen sulfide.

Section 7.2                                   Operational Control of Processor’s Facilities.  Processor shall design, construct, own, operate, and maintain the Processing Plant at its sole cost and risk.  Processor shall be entitled to full and complete operational control of its facilities and shall be entitled to schedule deliveries and to operate and reconfigure its facilities in a manner consistent with its obligations under this Agreement.

Section 7.3                                   Maintenance.  Processor shall be entitled, without liability, to interrupt its performance hereunder to perform necessary or desirable inspections, pigging, maintenance, testing, alterations, modifications, expansions, connections, repairs or replacements to its facilities as Processor deems necessary (“Maintenance”), with reasonable notice provided to Producer, except in cases of emergency where such notice is impracticable or in cases where the operations of Producer will not be affected.  Before the beginning of each calendar year, Processor shall provide Producer in writing with a projected schedule of the Maintenance to be performed during the year and the anticipated date of such Maintenance.  On or before the 10th Day before the end of each Month, Processor shall provide Producer with its projected maintenance schedule for the following Month.

Section 7.4                                   Firm Capacity; Capacity Allocations at the Processing Plant.  Subject to the capacity allocations set forth in this Section 7.4, Processor has the right to contract with other Persons for the processing of Third Party Gas at the Processing Plant, including by providing such Persons with Firm Service[, so long as the aggregate amount of Producer’s Firm Capacity and all Third Party Gas entitled to Firm Service does not, together, exceed the total processing capacity of the Processing Plant].  If the processing capacity at the Processing Plant is limited at any particular time, including for reasons of Maintenance or Force Majeure, then Processor shall interrupt or curtail receipts of Gas in accordance with the following:

(a)                                 First, Processor shall curtail all Interruptible Gas prior to curtailing Gas that is entitled to Firm Service.

(b)                                 Second, if additional curtailments are required beyond Section 7.4(a) above, Processor shall curtail Gas that is entitled to Firm Service.  In the event Processor curtails some, but not all such Gas on a particular Day, Processor shall allocate the capacity of the Processing Plant on a pro rata basis based upon the average of the Producer’s and the other Firm Service producers’ confirmed nominations for the previous fourteen (14) Day period (in respect of their Firm Service entitlements) prior to the event causing the curtailment.

Section 7.5                                   Arrangements After Redelivery.  It shall be Producer’s obligation to make any required arrangements with other parties for delivery of Producer’s Gas to the Receipt Points and removal of Residue Gas following delivery by Processor at the Delivery Points.

Section 7.6                                   Bypass Gas.  Subject always to Section 7.4, during any period when (i) all or any portion of the Processing Plant is shut down because of mechanical failure, Maintenance, operating conditions outside of the design parameters of the Processing Plant, or Force Majeure, (ii) Producer’s Gas Made Available for Delivery, together with Third Party Gas delivered to the Processing Plant, exceeds the capacity of the Processing Plant, or (iii) Processor determines reasonably and in good faith that the operation of all or any portion of the Processing Plant will cause injury or harm to Persons or property or to the integrity of the Processing Plant, Processor may, if the relevant Downstream Pipelines are willing to take unprocessed Gas, elect to bypass Producer’s Gas around the Processing Plant, in which case such Producer’s Gas shall be Bypass Gas in respect of which Processor’s obligations under Section 10.3 will not apply.

ARTICLE 8
PRESSURES AT RECEIPT POINTS AND DELIVERY POINTS

Section 8.1                                   Pressure at Receipt Points.  Producer shall deliver or shall cause to be delivered Producer’s Gas hereunder at a pressure sufficient to enter the Processing Plant at the Receipt Points at a pressure not less than 950 psig.  In the event that Producer’s Gas is delivered at the Receipt Points at a pressure less than 950 psig, Processor will operate the Processing Plant and process Producer’s Gas in each case to the extent commercially practicable and reasonable under the circumstances and taking into account the impact that such lower pressure may have on the operation of the Processing Plant, and Producer agrees to be responsible for, and to defend, indemnify, release, and hold Processor and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature resulting from such low pressure Gas.

Section 8.2                                   Pressure at Delivery Points.  Processor shall redeliver Producer’s Residue Gas within the pressure parameters required by the Downstream Pipelines; provided, however, Processor shall have no obligation to compress Residue Gas to a pressure exceeding 1,200 psig.

ARTICLE 9
NOMINATION AND BALANCING

Section 9.1                                   Processor Notifications.  On or before the fifth (5th) Day prior to the end of each Month, Processor shall provide written notice to Producer of Processor’s good faith estimate of any capacity allocations or curtailments for the Processing Plant, if any, that, based on then currently available information, Processor anticipates will be required or necessary during the next Month, including as a result of any Maintenance.  Processor shall use all reasonable efforts to provide 48 hours’ advance notice of any actual event requiring allocation or curtailment, including Maintenance.

Section 9.2                                   Nominations.  Scheduling of receipts and deliveries of gas between the Receipt Point and Delivery Points shall be in accordance with Processor’s reasonable nomination and scheduling procedures and the nomination and scheduling procedures and imbalance tolerance levels of the downstream transporters.  No later than two (2) Business Days prior to the end of each Month, Producer shall notify Processor of the quantity of gas in MMBtu Producer expects to make available and deliver at the Receipt Points and receive at the Delivery Points each Day of the following Month, including identification of each such Receipt Point and Delivery Point and the volumes of delivery at each Receipt Point and Delivery Point identified (the “Nomination”).  No later than five (5) Business Days prior to the end of each Month, Processor shall notify Producer of the estimated Fuel expected to be used at the Processing Plant for the following Month, expressed as a percentage of the MMBtus delivered at the Receipt Points (using the allocation methodology set forth in Section 6.2), after taking into consideration the anticipated operational efficiencies and operational mode of the Processing Plant.  Should Producer desire to change the Nomination during a Month, such change to the Nomination shall be in accordance with the nomination procedures of the Downstream Pipelines.  Residue Gas shall be delivered by Processor in accordance with confirmation by the Downstream Pipelines of the Nomination and/or changes to the Nomination.

Section 9.3                                   Balancing.  Processor will maintain records of any Daily and Monthly variances (“Imbalances”) between the volume of Dedicated Gas received at the Receipt Points and the volumes of Producer Residue Gas (after Lost and Unaccounted for Gas, Fuel and Plant Products allocated to Producer).  Producer shall make such changes in its Nominations as Processor may from time to time reasonably request to maintain Daily and Monthly balances or to correct an Imbalance.  Producer shall reimburse Processor for any cost, penalty, or fee arising from any Imbalance assessed against Processor by any Person receiving Producer Residue Gas downstream of the Delivery Points or Producer Plant Products downstream of the Plant Products Delivery Point, except to the extent such Imbalance was caused by Processor. Upon the termination of this Agreement or at such other time as the Parties agree the Parties shall cash out any cumulative Imbalance using the applicable Index Price for the prior Month.

ARTICLE 10
QUALITY

Section 10.1                            Receipt Point Gas Quality Specifications.  Gas delivered by Producer to the Receipt Points shall meet the following specifications (collectively, the “Gas Quality Specifications”):

(a)                                 The Gas shall not contain any of the following in excess of: one-quarter (1/4) grain of hydrogen sulfide per hundred (100) Cubic Feet; one (1) grain of total sulfur per hundred (100) Cubic Feet; two one-hundredths of one percent (0.02%) by volume of oxygen; or two percent (2%) by volume of nitrogen.

(b)                                 The total of all non-hydrocarbon gases shall not exceed three percent (3%) by volume.

(c)                                  The temperature of the Gas at the Receipt Point shall not be in excess of one hundred twenty (120) degrees Fahrenheit.

(d)                                 The Gas shall be free of solids, sand, salt, dust, gums, crude oil, and hydrocarbons in the liquid phase, and other objectionable substances which may be injurious to pipelines or which may interfere with the measurement, transmission or commercial utilization of said Gas.

Except for items (a) through (d) above, such Gas shall be of such quality as would, after processing (assuming the proper performance by Processor of its obligations under this Agreement) meet the most restrictive quality specifications required from time to time by the Downstream Pipelines, including as to water vapor content.

Section 10.2                            Non-Conforming Gas.  If any Gas delivered by Producer fails at any time to conform to the Gas Quality Specifications, then Processor will have the right to immediately discontinue receipt of such non-conforming Gas so long as such Gas continues to be non-conforming.  Producer agrees to undertake commercially reasonable measures to eliminate the cause of such non-conformance.  If Producer fails to remedy such non-conformance, but such Gas conforms to all specifications other than hydrocarbon dew point and/or Gross Heating Value, then Processor agrees to (i) use commercially reasonable efforts to blend and commingle such Gas with other Gas in the Processing Plant so that it meets the applicable specifications and

(ii) if such Gas cannot be brought into compliance with such blending, will continue to accept such Gas, such Gas will be Bypass Gas, and Processor shall redeliver such Bypass Gas to those Delivery Points at which the Downstream Pipelines will accept such non-conforming Gas as long as (A) no harm is done to the Processing Plant, (B) no harm is done to other customers of Processor or their Gas, and (C) other customers of Processor are not prevented from nominating Gas to their preferred Plant Delivery Point.  In the event that Processor takes receipt of non-conforming Gas, Producer agrees to be responsible for, and to defend, indemnify, release, and hold Processor and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature resulting from such non-conforming Gas.

Section 10.3                            Producer Residue Gas Quality Specifications.  Processor shall redeliver the Producer Residue Gas at the Delivery Points meeting the Gas Quality Specifications[, provided that Producer complies with its obligations in the proviso to Section 10.3 of the Gathering Agreement].

Section 10.4                            Greenhouse Gas Emissions.  Notwithstanding anything contained in this Agreement to the contrary, in the event there is an enactment of, or change in, any law after the Effective Date of this Agreement which, in Processor’s reasonable determination, results in (a) a Governmental Authority requiring Processor to hold or acquire emission allowances or their equivalent related to the carbon dioxide content or emissions or the greenhouse gas content or emissions attributable to Producer’s Gas and/or the gathering, or transportation of such Gas (collectively, “Producer’s GHG Emissions”) or (b) Processor incurring any costs or expenses attributable to Producer’s Gas, including any costs or expenses for disposal or treating of carbon dioxide attributable to such Gas, or any other additional economic burden being placed on Processor in connection with or related to Producer’s GHG Emissions, including any tax, assessment, or other cost or expense (collectively, “Emissions Charges”), then (i) Producer will use reasonable efforts to provide any required emissions allowances or their equivalent to Processor in a timely manner (and shall indemnify and hold harmless Processor from against any Losses, including any expenses incurred by Processor in acquiring such allowances in the marketplace, arising out of Producer’s failure to so provide such allowances) and (ii) Producer shall be fully responsible for such Emissions Charges and shall reimburse Processor for any Emissions Charges paid by Processor within ten (10) Days of receipt of Processor’s invoice.

ARTICLE 11
MEASUREMENT EQUIPMENT AND PROCEDURES

Section 11.1                            Equipment.  Processor shall install, own, operate, and maintain Measurement Facilities to measure Gas at all Plant Receipt Points downstream of any slug catcher and, provided Producer bears the cost of the same, shall ensure that each Downstream Pipeline installs, owns, operates, and maintains Measurement Facilities at the Plant Delivery Points.  Measurement Facilities at the Plant Receipt Points shall meet current industry standards for custody transfer measurement.  Producer shall have the right to install check Measurement Facilities at each Receipt Point, including the right to install check measurement equipment on Processor’s meter tubes and orifice unions.

Section 11.2                            Gas Measurement Standards.  The following standards shall apply to the measurement of Gas hereunder:

(a)                                 Where measurement is by orifice meter, all fundamental constants, observations, records, and procedures involved in the determination and/or verification of the quantity and other characteristics of the Gas delivered hereunder shall be in accordance with the standards prescribed in the latest edition of A.G.A. Report No. 3 (ANSI/API 2530) “Orifice Metering of Natural Gas” with any revisions, amendments or supplements as may be mutually acceptable to the Parties.

(b)                                 Where measurement is by ultrasonic meter, all fundamental constants, observations, records, and procedures involved in the determination and/or verification of the quantity and other characteristics of the Gas delivered hereunder shall be in accordance with the standards prescribed in the latest edition of A.G.A. Report No. 9 “Measurement of Gas by Multi Path Ultrasonic Meters” with any revisions, amendments or supplements as may be mutually acceptable to the Parties.

(c)                                  The changing and integration of the charts (if utilized for measurement purposes hereunder) and calibrating and adjusting of meters shall be performed by Processor.

Section 11.3                            Gas Measurement.

(a)                                 The unit of volume for measurement of Gas delivered hereunder shall be one Mcf at a base temperature of 60 degrees Fahrenheit and at an absolute pressure of 14.73 psia and without adjustment for water vapor content.  It is agreed that for the purposes of measurement and computations hereunder, (a) the atmospheric pressure shall be based on the atmospheric pressure determined and used by Downstream Pipelines at the Delivery Points regardless of the atmospheric pressure at which the Gas is measured and (b) all measurements and testing performed hereunder shall all be made by Processor in accordance with applicable rules, regulations, and orders.

(b)                                 Processor’s Measurement Facilities at the Plant Receipt Points shall be continuous samplers or gas chromatographs, as Processor shall in its discretion determine, subject to the minimum requirements set forth in the following sentence.  Measurement at the Plant Receipt Points shall be done using continuous samplers (for Measurement Facilities metering less than twenty thousand (20,000) Mcf per Day) and online gas chromatographs (for Measurement Facilities metering twenty thousand (20,000) Mcf or more per Day).  Measurement at the Plant Delivery Points shall be done using continuous samplers (for Measurement Facilities metering less than twenty thousand (20,000) Mcf per Day) and online gas chromatographs (for Measurement Facilities metering twenty thousand (20,000) Mcf or more per Day).  Processor shall procure or cause to be procured a sample of Gas at each Plant Delivery Point and analyze the samples by chromatographic analysis to determine the component content (mole percent), specific gravity, and the Thermal Content thereof.  These determinations shall be made utilizing the following standards: (i) Gas Processors Association Obtaining Natural Gas Samples for Analysis by Gas, Publication No. 2166 as amended or supplemented from time to time and (ii) Gas Processors Association Analysis for Natural Gas and Similar Gaseous Mixtures by Gas

Chromatography, Publication No. 2161 as amended or supplemented from time to time, or (iii) any other tests that are mutually agreed by Producer and Processor.

(c)                                  The specific gravity of Gas shall be measured by a standard gravity balance in accordance with the provisions of the Natural Gas Processors Association Publication No. 3130, entitled “Standard Method for Determining the Specific Gravity of Gas”, or by a gravitometer employing the “Momentum Method” as described in Chapter VII, “Determination of Specific Gravity”, of the American Gas Association Gas Measurement Manual, 1963, in each case, as such may be amended from time to time.  The specific gravity will be determined and calculated to the nearest one-thousandth (0.001).

(d)                                 The temperature of Gas shall be determined by means of a recording thermometer recording the temperature of such Gas flowing through each measurement meter.  The average temperature to the nearest one degree (1º) Fahrenheit, obtained while Gas is being delivered, will be the applicable flowing Gas temperature for the period under consideration.

(e)                                  The deviation of the Gas from the thermodynamic laws applying to perfect gases shall be determined in accordance with the A.G.A. Par Research Project NX-19 Report “Manual for the Determination of Supercompressibilty Factors for Natural Gas”, Reprinted 1976, if the composition of the Gas is such to render this procedure applicable.

(f)                                   Physical constants required for making calculations hereunder shall be taken from the Gas Processors Association Table of Physical Properties for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry, Publication No. 2145 as amended or supplemented from time to time.  Physical constants for the hexanes and heavier hydrocarbons portion of hydrocarbon mixtures shall be assumed to be the same as the physical constants for hexane.

Section 11.4                            Notice of Measurement Facilities Inspection and Calibration.  Each Party shall give reasonable notice to the other Party in order that the other Party may, at its option, have representatives present to observe any reading, inspecting, testing, calibrating or adjusting of Measurement Facilities used in measuring or checking the measurement of receipts or deliveries of Gas under this Agreement.  The official electronic data from such Measurement Facilities shall remain the property of the Measurement Facilities’ owner, but copies of such records shall, upon written request, be submitted, together with calculations and flow computer configurations therefrom, to the requesting Party for inspection and verification.

Section 11.5                            Measurement Accuracy Verification.

(a)                                 Each Party shall verify the accuracy of all Measurement Facilities owned by such Party at intervals based upon the following schedule:

(i)                                     semi-annually for Gas Measurement Facilities metering less than one thousand (1,000) Mcf per Day;

(ii)                                  quarterly for Gas Measurement Facilities metering between one thousand (1,000) and five thousand (5,000) Mcf per Day; and

(iii)                               monthly for Gas Measurement Facilities metering more than five thousand (5,000) Mcf per Day.

Neither Party shall be required to cause adjustment or calibration of such equipment more frequently than once per Month, unless a special test is requested pursuant to Section 11.6.

(b)                                 If, during any test of the Measuring Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated flow rate through each meter run in excess of one percent (1%) of the adjusted flow rate (whether positive or negative and using the adjusted flow rate as the percent error equation denominator), then any previous recordings of such equipment shall be corrected to zero error for any period during which the error existed (and which is either known definitely or agreed to by the Parties) and the total flow for the period redetermined in accordance with the provisions of Section 11.7.  If the period of error condition cannot be determined or agreed upon between the Parties, such correction shall be made over a period extending over the last one half of the time elapsed since the date of the prior test revealing the one percent (1%) error.

(c)                                  If, during any test of any Measurement Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated hourly flow rate which does not exceed one percent (1%) of the adjusted flow rate, all prior recordings and electronic flow computer data shall be considered to be accurate for quantity determination purpose.

Section 11.6                            Special Tests.  In the event a Party desires a special test (a test not scheduled by a Party under the provisions of Section 11.5) of any Measurement Facilities, seventy-two (72) hours advance notice shall be given to the other Party and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment.  If the Measurement Facilities tested are found to be within the range of accuracy set forth in Section 11.5(b), then the Party that requested the test shall pay the costs of such special test including any labor and transportation costs pertaining thereto.  If the Measurement Facilities tested are found to be outside the range of accuracy set forth in Section 11.5(b), then the Party that owns such Measurement Facilities shall pay such costs and perform the corrections according to Section 11.7.

Section 11.7                            Metered Flow Rates in Error.  If, for any reason, any Measurement Facilities are (i) out of adjustment, (ii) out of service, or (iii) out of repair and the total calculated flow rate through each meter run is found to be in error by an amount of the magnitude described in Section 11.5, the total quantity of Gas delivered shall be determined in accordance with the first of the following methods which is feasible:

(a)                                 using the registration of any mutually agreeable check metering facility, if installed and accurately registering (subject to testing as provided for in Section 11.5);

(b)                                 Where multiple meter runs exist in series, by calculation using the registration of such meter run equipment; provided that they are measuring Gas from upstream and downstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering;

(c)                                  By correcting the error by re-reading of the official charts, or by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or

(d)                                 By estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.

Section 11.8                            Record Retention.  The Party owning the Measurement Facilities shall retain and preserve all test data, charts, and similar records for any calendar year for a period of at least twenty-four (24) Months following the end of such calendar year unless applicable law or regulation requires a longer time period or the Party has received written notification of a dispute involving such records, in which case records shall be retained until the related issue is resolved.

Section 11.9                            Access.

(a)                                 Processor shall contract with eLynx Technologies or a provider of comparable services reasonably satisfactory to Producer (the “Monitoring Services Provider”) for remote monitoring of Gas Measurement Facilities, including monitoring of measurement data on an hourly (or more frequent) basis for flow rate, meter pressures, meter temperature, orifice diameter, Gross Heating Value, and composition for importation into PRAMS Plus production software or comparable production software (“Remote Monitoring Data”).

(b)                                 Processor shall (i) provide the Monitoring Services Provider access to all of Processor’s radio and telephone infrastructure to access and gather all Remote Monitoring Data and (ii) cause the Monitoring Services Provider to allow Producer to view and access all Remote Monitoring Data on the Monitoring Service Provider’s system, including the ability to poll for Remote Monitoring Data through the Monitoring Services Provider’s system.

(c)                                  Processor shall provide Producer 120 Days’ notice of any termination by Processor of its contract with any Monitoring Services Provider.

ARTICLE 12
NOTICES

Section 12.1                            Notices.  Unless otherwise provided herein, any notice, request, invoice, statement, or demand which either Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered (i) when hand delivered, or (ii) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), or (iii) if mailed by United States certified mail, postage prepaid, three (3) Business Days after mailing, or (iv) if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party, or (v) when sent via email; provided, if sent by email after normal business hours or if receipt of a facsimile transmission is confirmed after normal business hours, receipt shall be deemed to be the next Business Day.  Notwithstanding the foregoing, if a Party desires to serve upon the other a notice of default under this Agreement, the delivery of such notice shall be considered effective under this Section 12.1 only if delivered by any method set forth in items (i) through (iv) above.  Any notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by written notice to the other:

Producer:                                                                                            ANTERO RESOURCES CORPORATION
1615 Wynkoop Street
Denver, Colorado 80202

Attn: Chief Financial Officer
Phone: (303) 357-7310
Fax Number: (303) 357-7315

With copy to:                                                                      For gas control, nominations & balancing:
Manager of Gas Marketing
Phone: (303) 357-7310
Fax Number: (303) 357-7315

For accounting, financial, and legal:
Controller
Phone: (303) 357-7310
Fax Number: (303) 357-7315

Processor:                                                                                         ANTERO MIDSTREAM LLC
1615 Wynkoop Street
Denver, Colorado 80202

Attn: Chief Financial Officer
Phone: (303) 357-7310
Fax Number: (303) 357-7315

With copy to:                                                                      For gas control, nominations & balancing:
Manager of Gas Marketing
Phone: (303) 357-7310
Fax Number: (303) 357-7315

For accounting, financial, and legal:
Controller
Phone: (303) 357-7310
Fax Number: (303) 357-7315

ARTICLE 13
PAYMENTS

Section 13.1                            Invoices.  Not later than the tenth (10th) Day following the end of each Month, Processor shall provide Producer with a detailed statement setting forth:

(a)                                 the volume and Thermal Content of Gas received by Processor at the Plant Receipt Points in such Month, the volume and Thermal Content of Residue Gas delivered at the Plant Delivery Points in such Month, the quantity of Gas and the cost of electricity used as Fuel in such Month, the volume and Thermal Content of Lost and Unaccounted For Gas for such Month, and the volume and Thermal Content of Plant Products delivered to the Plant Products Delivery Point in such Month;

(b)                                 the volume and Thermal Content of Producer Gas received by Processor at the Receipt Points in such Month, the volume and Thermal Content of Producer Residue Gas delivered to the Delivery Points in such Month, the quantity of Gas and the cost of electricity used as Fuel and allocated to Producer in such Month, the volume and Thermal Content of Lost and Unaccounted For Gas for such Month allocated to Producer in accordance with this Agreement, and the volume and Thermal Content of Producer Plant Products delivered to the Plant Products Delivery Point in such Month;

(c)                                  the Processing Fee, [the Fractionation Fee], [the Delivery Fee] and [the Marketing Fee] with respect to such Month; and

(d)                                 relevant measurement summaries and the amount of any Imbalances and all relevant supporting documentation, to the extent available on such tenth (10th) Day (with Processor being obligated to deliver any such supporting documentation that is not available on such tenth (10th) Day as soon as it becomes available).

Producer shall make payment to Processor by the last Business Day of the Month in which such invoice is received.  Such payment shall be made by wire transfer pursuant to wire transfer instructions delivered by Processor to Producer in writing from time to time.  If any overcharge or undercharge in any form whatsoever shall at any time be found and the invoice therefor has been paid, Processor shall refund any amount of overcharge, and Producer shall pay any amount of undercharge, within thirty (30) Days after final determination thereof, provided, however, that no retroactive adjustment will be made beyond a period of twenty-four (24) Months from the date of a statement hereunder.

[Processor shall be entitled to set off any Net Sales Price owed by Processor to Producer from time to time under Section 3.5(a) against any amount owing by Producer to Processor under this Agreement, the Gathering Agreement and/or the Water Services Agreement from time to time, such that only the net amount shall be payable.]

Section 13.2                            Right to Suspend on Failure to Pay.  If any undisputed amount due hereunder remains unpaid for sixty (60) Days after the due date, Processor shall have the right to suspend or discontinue Services hereunder until any such past due amount is paid.

Section 13.3                            Audit Rights.  Either Party, on not less than thirty (30) Days prior written notice to the other Party, shall have the right at its expense, at reasonable times during normal business hours, but in no event more than twice in any period of twelve (12) consecutive Months, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, payment made under, or obligation or right pursuant to this Agreement.  The scope of any audit shall be limited to transactions affecting Dedicated Gas hereunder and shall be limited to the twenty-four (24) Month period immediately prior to the Month in which the notice requesting an audit was given.  All statements, allocations, measurements, computations, charges, or payments made in any period prior to the twenty-four (24) Month period immediately prior to the Month in which the audit is requested shall be conclusively deemed true and correct and shall be final for all purposes.

Section 13.4                            Payment Disputes.  In the event of any dispute with respect to any payment hereunder, Producer shall make timely payment of all undisputed amounts, and Processor and Producer will use good faith efforts to resolve the disputed amounts within sixty (60) Days following the original due date.  Any amounts subsequently resolved shall be due and payable within ten (10) Days of such resolution.

Section 13.5                            Interest on Late Payments.  In the event that Producer shall fail to make timely payment of any sums, except those contested in good faith or those in a good faith dispute, when due under this Agreement, interest will accrue at an annual rate equal to ten percent (10%) from the date payment is due until the date payment is made.

Section 13.6                            Credit Assurance.  Processor shall apply consistent evaluation practices to all similarly situated producers to determine Producer’s financial ability to perform its payment obligations under this Agreement.

(a)                                 If Processor has reasonable grounds for insecurity regarding the performance of any obligation by Producer under this Agreement (whether or not then due), Processor may demand Adequate Assurance of Performance from Producer, which Adequate Assurance of Performance shall be provided to Processor within five (5) Days after written request.  If Producer fails to provide such Adequate Assurance of Performance within such time, then Processor may suspend its performance under this Agreement until such Adequate Assurance of Performance is provided.  However, any action by Processor shall not relieve Producer of its payment obligations.  The exercise by Processor of any right under this Section 13.6 shall be without prejudice to any claims for damages or any other right under this Agreement.  As used herein, “Adequate Assurance of Performance” means any of the following, in Processor’s reasonable discretion:

(i)                                     an irrevocable standby letter of credit in an amount not to exceed an amount that is equal to sixty (60) Days of Producer’s payment obligations hereunder from a financial institution rated at least A- by S&P or at least A3 by Moody’s in a form and substance satisfactory to Processor;

(ii)                                  cash collateral in an amount not to exceed an amount that is equal to sixty (60) Days of Producer’s payment obligations hereunder to be deposited in an escrow account as designated by Processor; Processor is hereby granted a security interest in and right of set-off against all cash collateral, which is or may hereafter be delivered or otherwise transferred to such escrow account in connection with this Agreement; or

(iii)                               a guaranty in an amount not to exceed an amount that is equal to sixty (60) Days of Producer’s payment obligations hereunder reasonably acceptable to Processor.

(b)                                 The term of any security provided under this Section 13.6 shall be as reasonably determined by Processor, but it shall never exceed sixty (60) Days, after which the security shall terminate (or in the case of cash collateral, be immediately returned by Processor to Producer without further action by either Party).  Nothing shall prohibit Processor, however, from requesting additional Adequate Assurance of Performance following the end of any such term, so long as the conditions triggering such a request under this Section 13.6 exist.

(c)                                  Should Producer fail to provide Adequate Assurance of Performance within five (5) Days after receipt of written demand for such assurance (which shall include reasonable particulars for the demand and documentation supporting the calculation of such amount demanded), then Processor shall have the right (notwithstanding any other provision of this Agreement) to suspend performance under this Agreement until such time as Producer furnishes Adequate Assurance of Performance.

Section 13.7                            Excused Performance.  Processor will not be required to perform or continue to perform the Services hereunder, and Producer shall not be obligated to deliver Dedicated Gas to the Processing Plant (or make any payments required under Section 5.1(d)) in the event:

(a)                                 the other Party has voluntarily filed for bankruptcy protection under any chapter of the United States Bankruptcy Code;

(b)                                 the other Party is the subject of an involuntary petition of bankruptcy under any chapter of the United States Bankruptcy Code, and such involuntary petition has not been settled or otherwise dismissed within ninety (90) Days of such filing; or

(c)                                  the other Party otherwise becomes insolvent, whether by an inability to meet its debts as they come due in the ordinary course of business or because its liabilities exceed its assets on a balance sheet test; and/or however such insolvency may otherwise be evidenced.

ARTICLE 14
FORCE MAJEURE

Section 14.1                            Suspension of Obligations.  In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure in writing to the other Party promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch by the Party claiming Force Majeure.

Section 14.2                            Definition of Force Majeure.  The term “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections, riots, epidemics, landslides, subsidence, lightning, earthquakes, fires, storms or storm warnings, crevasses, floods, washouts, civil disturbances, explosions, breakage or accident to wells, machinery, equipment or lines of pipe, the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe, freezing of wells, equipment or lines of pipe, inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies, or government authorizations, any action or restraint by any Governmental Authority (so long as the Party claiming suspension has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with applicable laws, rules, regulations, or orders), [and, in the case of either party as the claiming party, any failure by the other party to perform any obligation on such other party under the Gathering Agreement,] and, in the case of Processor as the claiming party, any breach of any representation or warranty of Producer or any failure by Producer to perform any obligation of Producer under that certain Contribution Agreement dated [                      ], 2014, by and between Producer and Processor.

Section 14.3                            Settlement of Strikes and Lockouts.  It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party having the difficulty.

Section 14.4                            Payments for Gas Delivered.  Notwithstanding the foregoing, it is specifically understood and agreed by the Parties that an event of Force Majeure will in no way affect or terminate Producer’s obligation to make payment for quantities of Producer Residue Gas and Producer Plant Products delivered prior to such event of Force Majeure.

ARTICLE 15
INDEMNIFICATION

Section 15.1                            Processor.  Subject to the terms of this Agreement, including Section 18.8, Processor shall release, indemnify, defend, and hold harmless Producer and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Processor and (ii) any breach of this agreement by Processor.

Section 15.2                            Producer.  Subject to the terms of this Agreement, including Section 18.8, Producer shall release, indemnify, defend, and hold harmless Processor and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Producer and (ii) any breach of this agreement by Producer.

ARTICLE 16
CUSTODY AND TITLE

Section 16.1                            Custody.  As between the Parties, Producer shall be in custody, control and possession of (i) Producer Gas until such Gas is delivered to the Receipt Points, (ii) Producer Residue Gas after it is delivered to Producer at the Delivery Points, and (iii) Producer Plant Products after they are delivered to Producer at the Plant Products Delivery Point.  As among the

Parties, Processor shall be in custody, control and possession of all Gas, Residue Gas and Plant Products in the Processing Plant at all other times. The Party having custody and control of Gas, Residue Gas and Plant Products under the terms of this Agreement shall be responsible for, and shall defend, indemnify, release and hold the other Party and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature for anything that may happen or arise with respect to such Gas, Residue Gas or Plant Products when such Gas, Residue Gas or Plant Products are in its custody and control, including losses resulting from any negligent acts or omissions of any indemnified party, but excluding any losses to the extent caused by or arising out of the negligence, gross negligence, or willful misconduct of the indemnified party.

Section 16.2                            Producer Warranty.  Producer represents and warrants that it owns, or has the right to deliver to the Processor in accordance with this Agreement, all Producer Gas delivered under this Agreement, free and clear of all liens, encumbrances and adverse claims.  If the title to Gas delivered by Producer hereunder is disputed or is involved in any legal action, Processor shall have the right to withhold payment (with interest at the prime rate as published in the Wall Street Journal, under “Money Rates”), or cease receiving such Gas, to the extent of the interest disputed or involved in legal action, during the pendency of the action or until title is freed from the dispute, or until Producer furnishes, or causes to be furnished, indemnification to save Processor harmless from all claims arising out of the dispute or action, with surety acceptable to Processor.  Producer hereby indemnifies Processor against and holds Processor harmless from any and all claims and losses arising out of or related to any breach of the foregoing representation and warranty.

Section 16.3                            Title.  Other than as set forth in this Section 16.3, title to all Producer Gas delivered under this Agreement, including all constituents thereof, shall remain with and in Producer or its customers at all times; provided, however, title to Fuel and Lost and Unaccounted For Gas shall pass from Producer or its customer to Processor immediately downstream of the Receipt Points.  Title to Producer Plant Products shall pass from Producer to Processor[, and title to Fractionated Products exchanged for Producer Plant Products in accordance with Section 3.5 shall pass from Processor to Producer, in each case] at the Plant Products Delivery Point. [Title to the Fractionated Products shall remain with Producer until completion of the sale to the relevant customer of Producer.] Although Producer shall retain title to Producer Gas as provided in this Section 16.3, Producer Gas shall constitute part of the supply of Gas from all sources to the Processing Plant and, as such, Processor shall have the right to commingle Producer Gas with Third Party Gas. Producer recognizes that no segregated facilities are provided by Processor hereunder.

ARTICLE 17
TAXES; ROYALTIES

Section 17.1                            Taxes.  Producer shall pay or cause to be paid and agrees to hold Processor harmless as to the payment of all excise, gross production, severance, sales, occupation and all other Taxes, charges or impositions of every kind and character required by statute or by order of Governmental Authorities and levied against or with respect to Producer Gas, Producer Residue Gas, Producer Plant Products or the Services provided under this Agreement.  Processor shall not become liable for such Taxes, unless designated to remit those

Taxes on behalf of Producer by any duly constituted jurisdictional agency having authority to impose such obligations on Processor, in which event the amount of such Taxes remitted on Producer’s behalf shall be (i) reimbursed by Producer upon receipt of invoice, with corresponding documentation from Processor setting forth such payments, or (ii) deducted from amounts otherwise due Processor under this Agreement.  Processor shall pay or cause to be paid all Taxes, charges and assessments of every kind and character required by statute or by order of Governmental Authorities with respect to the Processing Plant.  Neither Party shall be responsible nor liable for any Taxes or other statutory charges levied or assessed against the facilities of the other Party, including ad valorem tax (however assessed), used for the purpose of carrying out the provisions of this Agreement or against the net worth or capital stock of such Party.

Section 17.2                            Royalties.  As between the Parties, Producer shall have the sole and exclusive obligation and liability for the payment of all Persons due any proceeds derived from Producer Gas, Producer Residue Gas or Producer Plant Products delivered under this Agreement, including royalties, overriding royalties, and similar interests, in accordance with the provisions of the leases or agreements creating those rights to proceeds.  In no event will Processor have any obligation to those Persons due any of those proceeds of production attributable to any such Producer Gas, Producer Residue Gas or Producer Plant Products delivered under this Agreement.

ARTICLE 18
MISCELLANEOUS

Section 18.1                            Rights.  The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

Section 18.2                            Applicable Laws.  This Agreement is subject to all valid present and future laws, regulations, rules and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the services performed or the facilities utilized under this Agreement.

Section 18.3                            Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado without regard to choice of law principles.

(b)                                 The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in City and County of Denver, Colorado, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.

Section 18.4                            Successors and Assigns.

(a)                                 This Agreement shall extend to and inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Except as set forth in Section 18.4(b) and Section 18.4(c), neither Party shall have the right to assign its respective rights and obligations in whole or in part under this Agreement without the prior written consent of the other Party (which such consent shall not be unreasonably withheld, conditioned or delayed), and any assignment or attempted assignment made otherwise than in accordance with this Section 18.4 shall be null and void ab initio.

(b)                                 Notwithstanding the foregoing clause (a), Processor may perform all services under this Agreement itself using its own gathering, compression, and other facilities and/or perform any or all such services through third parties, in which case references herein to the Processing Plant shall be deemed to be references to such facilities of the relevant third party.

(c)                                  Notwithstanding the foregoing clause (a):

(i)                                     Processor shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Producer if such assignment is made to any Person to which the Processing Plant or any part thereof has been or will be transferred that assumes in writing all of Processor’s obligations hereunder (if applicable, to the extent that part of the Processing Plant being transferred to such Person) and is (A) an Affiliate of Processor or (B) a Person to which the Processing Plant has been or will be transferred who (1) hires (or retains, as applicable) operating personnel who are then operating the Processing Plant (or has similarly experienced operating personnel itself), (2) has operated for at least two (2) years prior to such assignment facilities similar to the Processing Plant, or (3) contracts for the operation of the Processing Plant with another Person that satisfies either of the foregoing conditions (1) or (2) in this clause (B), provided in the case of an assignment pursuant to this clause (B), the assignee has creditworthiness as reasonably determined by Producer that is equal to the higher of Processor’s creditworthiness as of the Effective Date and Processor’s creditworthiness as of the date of the assignment.

(ii)                                  Processor shall have the right to grant a security interest in this Agreement to a lender or other debt provider (or trustee or agent on behalf of such lender) of Processor.

(iii)                               Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Processor, to any Person to which it sells, assigns, or otherwise transfers all or any portion of the Dedicated Properties and (A) who assumes in writing all of Producer’s obligations hereunder (if applicable, to the extent of the Dedicated Properties being transferred to such Person) and (B) whose credit rating is equal to or greater than the greater of Producer’s credit rating as of the Effective Date and Producer’s credit rating as of the date of the assignment.

(d)                                 Upon an assignment by Processor in accordance with Section 18.4(c)(i)(B) Processor shall be released from its obligations under this Agreement to the extent of such assignment.  Upon an assignment by Producer in accordance with Section 18.4(c)(ii), Producer shall be released from its obligations under this Agreement to the extent of such assignment.

Section 18.5                            Severability.  If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (i) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (ii) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (iii) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification.

Section 18.6                            Confidentiality.

(a)                                 Confidentiality.  Except as otherwise provided in this Section 18.6, each Party agrees that it shall maintain all terms and conditions of this Agreement, and all information disclosed to it by the other Party or obtained by it in the performance of this Agreement and relating to the other Party’s business (including all data relating to the production of Producer, including well data, production volumes, volumes gathered, transported, or compressed, and gas quality) (collectively, “Confidential Information”) in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the express written consent of the other Party.

(b)                                 Permitted Disclosures.  Notwithstanding Section 18.6(a), disclosures of any Confidential Information may be made by either Party (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a Governmental Authority exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including deposition, subpoena, interrogatory, or request for production of documents); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third person in connection with a proposed sale or other transfer of a Party’s interest in this Agreement, provided such third person agrees in writing to be bound by the terms of this Section 18.6; (v) to its own directors, officers, employees, agents and representatives; (vi) to an Affiliate; (vii) to financial advisors, attorneys, and banks, provided that such Persons are subject to a confidentiality undertaking consistent with this Section 18.6(b), or (viii) except for information disclosed pursuant to Article 3 of this Agreement, to a royalty, overriding royalty, net profits or similar owner burdening Dedicated Gas, provided such royalty, overriding royalty, net profits or similar owner, agrees in writing to be bound by the terms of this Section 18.6.

(c)                                  Notification.  If either Party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 18.6(b)(ii) or (iii), it shall so notify in writing the other Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.

(d)                                 Party Responsibility.  Each Party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives and Affiliates for maintaining the confidentiality commitments of this Section 18.6.

(e)                                  Public Announcements.  The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein permitted under this Section 18.6, the Party desiring to make such public announcement or statement shall provide the other Party with a copy of the proposed announcement or statement prior to the intended release date of such announcement.  The other Party shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both such Parties or (ii) in the case of a statement to be made solely by one Party, obtain approval of the other Party to the text of a public announcement or statement.  Nothing contained in this Section 18.6 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent required by applicable law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

(f)                                   Survival.  The provisions of this Section 18.6 shall survive any expiration or termination of this Agreement; provided that other than with respect to information disclosed pursuant to Article 3, as to which such provisions shall survive indefinitely, such provisions shall survive only a period of one (1) year.

Section 18.7                            Entire Agreement, Amendments and Waiver.  This Agreement, including all exhibits hereto, integrates the entire understanding between the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter.  This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement.  No waiver by either Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided.  No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

Section 18.8                            Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY DAMAGE CLAIM ASSERTED BY OR AWARDED TO A THIRD PARTY FOR WHICH

A PARTY WOULD OTHERWISE BE LIABLE UNDER ANY INDEMNIFICATION PROVISION SET FORTH HEREIN.

Section 18.9                            Headings.  The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

Section 18.10                     Rights and Remedies.  Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies and defenses that such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.

Section 18.11                     No Partnership.  Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust, fiduciary or partnership duty, obligation or liability on or with regard to either Party.

Section 18.12                     Rules of Construction.  In construing this Agreement, the following principles shall be followed:

(a)                                 no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(b)                                 examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(c)                                  the word “includes” and its syntactical variants mean “includes, but is not limited to,” “includes without limitation” and corresponding syntactical variant expressions;

(d)                                 the plural shall be deemed to include the singular and vice versa, as applicable; and

(e)                                  references to Section shall be references to Sections of this Agreement.

Section 18.13                     No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary of this Agreement.

Section 18.14                     Further Assurances.  Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

Section 18.15                     Counterpart Execution.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument.

Section 18.16                     Memorandum of Agreement.  Contemporaneously with the execution of this Agreement, the Parties shall execute, acknowledge, deliver and record a “short form” memorandum of this Agreement in the form of Exhibit C attached hereto (as modified, including by the addition of any required property descriptions, required by local law and practice to put such Memorandum of record and put third parties on notice of this Agreement), which shall be placed of record in each state and county in which the Dedicated Properties are located.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

ANTERO RESOURCES CORPORATION

By:
Name:
Title:

ANTERO MIDSTREAM LLC

By:
Name:
Title:

EXHIBIT A

DELIVERY POINTS

[attached]

1

EXHIBIT B

CONFLICTING DEDICATIONS

[                                          ]

1

EXHIBIT C

MEMORANDUM OF AGREEMENT

THIS MEMORANDUM OF PROCESSING AGREEMENT (this “Memorandum”) is entered into effective [                        ], 2014 (the “Effective Date”), by and between ANTERO RESOURCES CORPORATION (“Producer”), with an address of 1615 Wynkoop Street, Denver, Colorado 80202, and ANTERO MIDSTREAM LLC (“Processor”), with an address of 1615 Wynkoop Street, Denver, Colorado 80202.

WHEREAS, Producer and Processor entered into that certain Gas Processing Agreement effective [                        ] 2014 (the “Agreement”), pursuant to which Processor will provide certain gas processing and other services as therein set forth;

WHEREAS, any capitalized term used, but not defined, in this Memorandum shall have the meaning ascribed to such term in the Agreement; and

WHEREAS, the Parties desire to file this Memorandum of record in the real property records of [counties/states], to give notice of the existence of the Agreement and certain provisions contained therein;

NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Notice.  Notice is hereby given of the existence of the Agreement and all of its terms, covenants and conditions to the same extent as if the Agreement was fully set forth herein.  Certain provisions of the Agreement are summarized in Sections 2 through 3 below.

2.                                      Dedication.  Subject to the exceptions, exclusions, and reservations set forth in the Agreement and the other terms and conditions of the Agreement, (a) Producer has exclusively dedicated and committed to deliver to Processor, as and when produced, all Gas produced on or after the date of the Agreement that is attributable to the Oil and Gas Interests set forth in the Schedule hereto, or pooled, unitized or communitized therewith (the “Dedicated Properties”), together with all Gas attributable to third parties that is produced from a well located on the Dedicated Properties, which Gas Producer has the right to control and deliver for processing (“Dedicated Gas”), for processing at the Processing Plant under the Agreement, and (b) Producer agrees not to deliver any Dedicated Gas to any other processing facility (the foregoing dedication and commitment being herein referred to as the “Dedication”).

3.                                      Covenant Running with the Land.  So long as the Agreement is in effect, the Dedication shall be a covenant running with the land and, subject to the exceptions and reservations set forth in the Agreement, (a) in the event Producer sells, transfers, conveys, assigns, grants, or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant, or other disposition shall be expressly subject to this Agreement and any instrument of conveyance shall so state, and (b) in the event Processor sells, transfers, conveys, assigns, grants, or otherwise disposes of any or all of its interest in the Processing Plant, then any such sale, transfer, conveyance, assignment, grant, or other disposition shall be expressly subject to this Agreement and any instrument of conveyance shall so state.

4.                                      No Amendment to Agreement.  This Memorandum is executed and recorded solely for the purpose of giving notice and shall not amend nor modify the Agreement in any way.

IN WITNESS WHEREOF, this Memorandum has been signed by or on behalf of each of the Parties as of the Day first above written.

ANTERO MIDSTREAM LLC

By:
Name:
Title:

ANTERO RESOURCES CORPORATION

By:
Name:
Title:

Schedule — Oil and Gas Interests

[                                ]

Acknowledgements

STATE OF COLORADO	§
§
CITY AND COUNTY OF DENVER	§

The foregoing instrument was acknowledged before me on the              Day of                 , 2014, by [                        ], [                        ] of Antero Midstream LLC, a Delaware limited liability company, on behalf of said entity.

Notary Public in and for

Printed or Typed Name of Notary

STATE OF COLORADO	§
§
CITY AND COUNTY OF DENVER	§

The foregoing instrument was acknowledged before me on the              Day of               , 2014, by [                        ], [                        ] of Antero Resources Corporation, a Delaware corporation, on behalf of said entity.

Notary Public in and for

Printed or Typed Name of Notary

EXHIBIT D

EXCLUDED WELLS

1

EXHIBIT E

DEDICATION AREA

2